AGREEMENT AND PLAN OF MERGER

By and Among

PERFICIENT, INC.

PFT MERGECO, INC.

BAY STREET SOLUTIONS, INC.

each of the STOCKHOLDERS OF BAY STREET SOLUTIONS, INC.

and

TIMOTHY ROBINSON, as STOCKHOLDER REPRESENTATIVE

Dated as of April 6, 2006

i

4.11	Accounts Receivable	25
4.12	Compliance; Permits	25
4.13	Brokers’ and Finders’ Fees	26
4.14	Restrictions on Business Activities	26
4.15	Employment Matters	26
4.16	Employee Benefit Plans	27
4.17	Environmental Matters	27
4.18	Material Contracts	28
4.19	Insurance	28
4.20	Transactions with Related Parties	28
4.21	Books and Records	29
4.22	Absence of Changes	29
4.23	Product Warranties; Services	30
4.24	Customers and Supplier	31
4.25	Disclosures	31
ARTICLE V REPRESENTATIONS AND WARRANTIES OF COMPANY STOCKHOLDERS
5.01	Restricted Securities	31
5.02	Authority of the Company Stockholders	32
5.03	Execution and Delivery by the Company Stockholder	32
5.04	Ownership of Company Common Stock	32
5.05	Investment Intent	32
5.06	Investment Experience and Status	32
5.07	Information	33
5.08	No General Solicitation	33
5.09	Professional Advice	33
5.10	Accuracy of Representations	33
5.11	Accredited Investor Status	33
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
6.01	Organization, Standing and Power	33
6.02	Authority	34
6.03	Non-Contravention and Consents	34
6.04	Litigation	34
6.05	Parent Common Stock	34
6.06	Brokers’ and Finders’ Fees	35
6.07	Financial Statements	35

6.08	SEC Filings	35
6.09	Single Member Disregarded Entity	35
ARTICLE VII COVENANTS RELATING TO CONDUCT OF BUSINESS
7.01	Covenants of the Company	35
7.02	Distribution of Edge Dynamics, Inc. Stock	37
7.03	All Necessary Action	37
7.04	Notification	37
ARTICLE VIII ADDITIONAL AGREEMENTS
8.01	Regulatory Matters	37
8.02	Securities Matters	38
8.03	Registration Rights	39
8.04	Stockholder Approval	43
8.05	Access to Information; Confidentiality	44
8.06	No Solicitation of Transactions	44
8.07	Legal Conditions to Merger	45
8.08	Disclosure Supplements	45
8.09	Tax Matters	45
8.10	Tax Reporting Documentation	47
8.11	Company Employees	47
8.12	Employee Benefit Plans	47
8.13	Stock Restriction and Non-Compete Agreement	48
8.14	Publicity	48
8.15	Indemnification	48
8.16	Insurance	49
8.17	GAAP Financial Statements	49
ARTICLE IX CONDITIONS PRECEDENT
9.01	Conditions to Each Party’s Obligation to Effect the Merger	49
9.02	Conditions to Obligations of Parent and Merger Sub	50
9.03	Conditions to Obligations of the Company	51
ARTICLE X TERMINATION AND AMENDMENT
10.01	Termination	52
10.02	Effect of Termination	52

10.03	Expenses	53
10.04	Amendment	53
10.05	Extension; Waiver	53
ARTICLE XI INDEMNIFICATION
11.01	Agreement to Indemnify	53
11.02	Survival of Indemnity	54
11.03	Additional Provisions	55
11.04	Claim Notice; Definitions; Third Party Claim Procedures	56
11.05	Indemnification Under the Escrow Agreement	57
ARTICLE XII STOCKHOLDER REPRESENTATIVE
12.01	Appointment of Stockholder Representative	58
12.02	Authority	58
12.03	Reliance	58
12.04	Indemnification of Parent, Merger Sub and Their Affiliates	59
12.05	Indemnification of Stockholder Representative	59
ARTICLE XIII GENERAL PROVISIONS
13.01	Notices	60
13.02	Interpretation	62
13.03	Counterparts and Facsimile Execution	62
13.04	Entire Agreement	62
13.05	Governing Law	62
13.06	Enforcement of Agreement	62
13.07	Severability	62
13.08	Assignment	62
13.09	Amendment	63

EXHIBIT LIST

EXHIBIT A	Form of Confidentiality and Intellectual Property Assignment Agreement

EXHIBIT B	Form of Escrow Agreement

EXHIBIT C	Form of Letter of Transmittal

EXHIBIT D	Form of Stock Restriction and Non-Compete Agreement

EXHIBIT E	Form of Agreement of Merger

EXHIBIT F	Form of LLC Sub Merger Agreement

EXHIBIT G	Form of Opinion of Counsel to the Company

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of April 6, 2006, by and among Perficient, Inc., a Delaware corporation (“Parent”), PFT MergeCo, Inc., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Bay Street Solutions, Inc., a California corporation (the “Company”), each Company Stockholder (as defined in Section 1.01) and Timothy Robinson (“Stockholder Representative”).

WHEREAS, Parent and the Company have determined to engage in a strategic business combination whereby Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation in such merger as a direct wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, Parent and the Company have determined that immediately after the effectiveness of the Merger, the Company shall be merged with and into a wholly owned limited liability company subsidiary of Parent (“LLC Sub,” and such merger being referred to herein as the “LLC Sub Merger”), with LLC Sub continuing as the surviving entity in the LLC Sub Merger (the “Surviving Entity”) as a direct wholly owned subsidiary of Parent;

WHEREAS, for federal income tax purposes, it is intended that (i) this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (ii) the Merger and the LLC Sub Merger constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and (iii) to the extent possible, the Merger and LLC Sub Merger constitute a reorganization within the meaning of Section 368(a) of the Code;

WHEREAS, Parent, Merger Sub, the Company and the Company Stockholders desire to make certain representations, warranties and covenants in connection with the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

1.01 Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“Agreement” has the meaning set forth in the Preamble.

“Agreement of Merger” has the meaning set forth in Section 2.03.

“Applicable Laws” means all laws, statutes, constitutions, rules, regulations, principals of common law, resolutions, codes, ordinances, requirements, judgments, orders, decrees, injunctions, and writs of any Governmental Entity which has, or the Company believes is reasonably likely to have, jurisdiction over the Company or the businesses, operations or assets of the Company, as they may be in effect on or prior to the Closing.

“Arbitrating Accountant” has the meaning set forth in Section 2.07(e).

“California Code” has the meaning set forth in Section 2.01.

“California Secretary” has the meaning set forth in Section 2.03.

“Certificate” means a certificate representing outstanding shares of Company Common Stock.

“Charter Documents” has the meaning set forth in Section 4.01(b).

“Claim Notice” has the meaning set forth in Section 11.04(a).

“Closing” has the meaning set forth in Section 2.03.

“Closing Cash Consideration” means $2,720,000, as adjusted pursuant to Section 2.07.

“Closing Date” has the meaning set forth in Section 2.03.

“Closing Date Dispute Notice” has the meaning set forth in Section 2.07(b).

“Closing Date Statement” has the meaning set forth in Section 2.07(b).

“Closing Stock Consideration” means that number of shares of Parent Common Stock equal to the quotient of $4,570,000 divided by the Parent Stock Per Share Price, rounded to the nearest whole share.

“Code” means the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Commercially Reasonable Efforts” means the commercially reasonable efforts that a prudent person desirous of achieving a result and having an incentive to and interest in achieving such result would use in similar circumstances to achieve that result as expeditiously as reasonably possible.

“Company” has the meaning set forth in the preamble.

“Company Common Stock” means the common stock, without par value, of the Company.

“Company Disclosure Schedule” has the meaning set forth in ARTICLE IV.

“Company Major Customer” has the meaning set forth in Section 4.24(b).

“Company Major Supplier” has the meaning set forth in Section 4.24(a).

“Company Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the business or financial condition of the Company, taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute or be taken into account in determining a Company Material Adverse Effect: any event, circumstance, change or effect that results from (i) changes affecting the economy generally, (ii) the public announcement or pending nature of this Agreement and the transactions contemplated hereunder, or (iii) the Company’s compliance with the terms of this Agreement.

“Company Optionholder” means a Person to whom Company Options were granted by the Board of Directors of the Company.

“Company Option” means an option to purchase shares of Company Common Stock granted by the Board of Directors of the Company under the Company Stock Plan.

“Company Preferred Stock” means the preferred stock, without par value, of the Company.

“Company Stockholder” means a Person who owns shares of Company Common Stock.

“Company Stock Plan” means the Company’s 2000 Stock Incentive Plan.

“Confidential Information” has the meaning set forth in Section 4.10(h).

“Confidentiality and Intellectual Property Assignment Agreement” means the Confidentiality and Intellectual Property Assignment Agreement to be entered into by and between the Parent and each of the Continuing Employees, in the form attached as Exhibit A.

“Consents” means all consents and approvals of third parties or Governmental Entities, in each case that are necessary to consummate the transactions contemplated hereby.

“Continuing Employees” has the meaning set forth on Section 8.11.

“Continuing Employee Stockholders” means the Company Stockholders who are Continuing Employees in accordance with Section 8.11.

“Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which the Company is a party or by which the Company, or any of its properties or assets, is bound.

“Damages” means an amount reasonably required to compensate an Indemnified Party for the adverse economic effect related to the occurrence or breach complained of taking into consideration all relevant factors, including the practical and legal effect of the occurrence or breach, including reasonable attorneys’ fees and disbursements, reasonable accountants’ fees and disbursements, costs of litigation and other expenses incurred by them (or their respective affiliates, officers, directors or employees) in the defense of any claim asserted against them (or their respective affiliates, officers, directors, employees or agents) and any amounts paid in settlement or compromise of any claim asserted against them to the extent that the claim asserted is or would have been subject to the indemnification provisions hereof, subject to the limitations on indemnification set forth in Sections 11.02 and 11.03. “Damages” shall not include any amount for which reimbursement is received by Parent, Merger Sub, the Surviving Entity or a Company Stockholder, as the case may be, pursuant to insurance policies or third-party payments by virtue of indemnification or subrogation received by such party which the Parent and the Company Stockholders shall use their Commercially Reasonable Efforts to pursue, and shall be determined net of any tax benefit actually realized by the Indemnified Party as a result of the claim.

“Dissenting Shares” has the meaning set forth in Section 3.03(a).

“Effective Date” has the meaning set forth in Section 2.03.

“Effective Time” has the meaning set forth in Section 2.03.

“Employee Benefit Plan” means (i) any nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (ii) any qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (iii) any qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), (iv) any Employee Welfare Benefit Plan or fringe benefit plan or program, (v) any profit sharing, bonus, stock option, stock purchase, consulting, employment, severance or incentive plan, agreement or arrangement or (vi) any plan, agreement or arrangement providing benefits related to clubs, vacation, childcare, parenting, sabbatical or sick leave that is sponsored, maintained or contributed to by the Company or any ERISA Affiliate for the benefit of the employees, former employees, independent contractors or agents of the Company or any ERISA Affiliate or has been so sponsored, maintained or contributed to at any time prior to the Closing Date.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

“Environmental Law” means any Applicable Law relating or pertaining to the public health and safety or the environment or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including (i) the Solid Waste Disposal Act, 42 U.S.C. 6901 et seq., as amended, (ii) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended, (iii) the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended, (iv) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended, (v) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended, (vi) the Emergency Planning and Community Right To Know Act, 15 U.S.C. § 2601 et seq., as amended, and (vii) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any subsidiary or other entity that would be considered a single employer with the Company or a subsidiary within the meaning of Section 414 of the Code.

“Escrow Agent” means Continental Stock Transfer & Trust Company.

“Escrow Agreement” means the Escrow Agreement to be entered into among Parent, the Stockholder Representative and the Escrow Agent, in the form attached hereto as Exhibit B, with such modifications as may be reasonably acceptable to Parent and the Stockholder Representative, as requested by the Escrow Agent.

“Escrow Amount” has the meaning set forth in Section 2.08.

“Escrowed Cash Amount” has the meaning set forth in Section 2.08.

“Escrowed Shares” has the meaning set forth in Section 2.08.

“Estimated Net Working Capital” has the meaning set forth in Section 2.07(a).

“Estimated Statement” has the meaning set forth in Section 2.07(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning set forth in Section 4.05.

“Form 10-K” has the meaning set forth in Section 6.07.

“GAAP” means generally accepted accounting principles.

“Governmental Entity” means any national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi governmental authority.

“Hazardous Material” means (i) any hazardous waste, hazardous substance, toxic pollutant, hazardous air pollutant or hazardous chemical (as any of such terms may be defined under, or for the purpose of, any Environmental Law), (ii) asbestos, (iii) polychlorinated biphenyls, (iv) petroleum or petroleum products, (v) underground storage tanks, whether empty, filled or partially filled with any substance, (vi) any substance the presence of which on the property in question is prohibited under any Environmental Law or (vii) any other substance that under any Environmental Law requires special handling or notification of or reporting to any Governmental Entity in its generation, use, handling, collection, treatment, storage, recycling, treatment, transportation, recovery, removal, discharge or disposal. Notwithstanding the foregoing, any substance or chemical found in products used by the Company for office and janitorial purposes will not be deemed a Hazardous Material.

“Holdback Amount” has the meaning set forth in Section 2.07(a).

“Indebtedness” without duplication, means (i) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise, (ii) all deferred indebtedness of the Company for the payment of the purchase price of property or assets purchased, (iii) all obligations of the Company to pay rent or other payment amounts under a lease of real or Personal Property which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (iv) any outstanding reimbursement obligation of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company, (v) any payment obligation of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vi) all indebtedness for borrowed money secured by any Lien existing on property owned by the Company, whether or not indebtedness secured thereby shall have been assumed, (vii) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others, and (viii) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transactions contemplated by this Agreement regardless if any of such are actually paid.

“Indemnified Party” means a Person who is entitled to indemnification pursuant to ARTICLE XI.

“Indemnifying Party” means a Person hereto who is required to provide indemnification under ARTICLE XI.

“Injunction” has the meaning set forth in Section 9.01(b).

“Intellectual Property” means any or all of the following and all rights in, arising out of or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology and technical data and all documentation relating to any of the foregoing, (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world, (iv) all Software, (v) all industrial designs and any registrations and applications therefor throughout the world, (vi) all maskworks and any registrations and applications therefor throughout the world, (vii) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world, (viii) all databases and data collections and all rights therein throughout the world, (ix) all moral and economic rights of authors and inventors, however denominated, throughout the world and (x) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Lease Agreements” has the meaning set forth in Section 4.09(b).

“Leased Real Property” has the meaning set forth in Section 4.09(b).

“Letter of Transmittal” means the Letter of Transmittal in the form attached as Exhibit C.

“Licensed Software” has the meaning set forth in Section 4.10(b).

“Lien” (or “Liens”) means any pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever.

“LLC Sub Merger” has the meaning set forth in the Recitals.

“LLC Sub” has the meaning set forth in the Recitals.

“Material Contract” means any of the following:

(i) Any Contract that requires or may require future expenditures by the Company in excess of $50,000 or that might result in payments to the Company in excess of $50,000;

(ii) Any Contract to which the Company is a party that is not terminable without penalty on notice of 60 days or less;

(iii) Each Lease Agreement and each Contract or other right pursuant to which the Company uses or possesses any Personal Property (other than Personal Property owned by the Company);

(iv) Any Contract with any Company Stockholder, director or officer of the Company, or any Affiliate of any of such Persons, including any Contract providing for the furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such Person;

(v) Any Contract relating to the Intellectual Property of the Company, any Third Party Intellectual Property Rights or any Confidential Information;

(vi) Any Contract containing any covenant (x) limiting the right of the Company to engage in any line of business, make use of any Intellectual Property, Third Party Intellectual Property Rights or any Confidential Information or compete with any Person in any line of business, (y) granting any exclusive distribution or supply rights or (z) otherwise having an adverse effect on the right of the Company to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies;

(vii) Any Contract between the Company and any current or former employee, consultant or director of the Company pursuant to which benefits would vest or amounts would become payable or the terms of which would otherwise be altered by virtue of the consummation of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party (whether alone or upon the occurrence of any additional or subsequent events);

(viii) Any Contract that requires a consent to a change of control, merger or an assignment by operation of law, either before or after the Closing Date; or

(ix) Any other Contract, or group of Contracts, the termination or breach of which would have, or would be reasonably expected to have, a Company Material Adverse Effect.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means the Closing Cash Consideration, the Closing Stock Consideration and the Escrow Amount.

“Merger Shares” means the Closing Stock Consideration and the Escrowed Shares.

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means the (a) cash and accounts receivable (net of allowances for doubtful accounts) of the Company less (b)(i) the liabilities of the Company and (ii) the present value of the estimated Section 481 Liability discounted from the due date of such liability (including by reason of required estimated tax payments) to the Effective Date at an annual rate of 4.77%.

“Net Working Capital Threshold Amount” has the meaning set forth in Section 2.07(a).

“Non-Control Party” has the meaning set forth in Section 11.04(b).

“Option Termination Agreements” has the meaning set forth in Section 3.02.

“Option Termination Payments” has the meaning set forth in Section 3.02.

“Outstanding Stock” means all Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Owned Software” has the meaning set forth in Section 4.10(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means the Parent’s common stock, par value $0.001 per share.

“Parent Disclosure Schedule” has the meaning set forth in ARTICLE VI.

“Parent Indemnification Basket” has the meaning set forth in Section 11.01(a).

“Parent Indemnified Person” has the meaning set forth in Section 11.01(a).

“Parent Indemnified Taxes” means any and all Taxes, (1) imposed on the Company or for which the Company may be liable for any Pre-Closing Period and the portion of any Straddle Period ending on (and including) the Closing Date (determined in accordance with Section 8.09(c), (2) resulting from the Section 481 Adjustment to the extent in excess of the estimated Section 481 Liability taken into account in the determination of Net Working Capital (without regard to the discount thereof), as finally determined on the Closing Date Statement, (3) resulting from the breach of the representations and warranties set forth in Section 4.08 (determined without regard to any materiality or knowledge qualifiers or any scheduled items) or covenants set forth in Section 8.09, (4) that are social security, medicare, unemployment or other employment Taxes due as a result of the exercise of the Company Options or the termination thereof as contemplated by Section 3.02 or any payments made to Company Stockholders pursuant to this Agreement, (5) that are Transfer Taxes, (6) of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date by reason of the liability of the Company pursuant to Treasury Regulation § 1.1502-6(a) or any analogous or similar state, local or foreign law, (7) for which the Company may be liable as transferee or successor, by contract or otherwise or (8) resulting from any distribution of capital stock of Edge Dynamics pursuant to Section 7.02. Notwithstanding the foregoing, “Parent Indemnified Taxes” shall not include any Tax that was included as a liability in the computation of Net Working Capital as finally determined based upon the Closing Date Statement.

“Parent Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the business or financial condition of the Parent, taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute or be taken into account in determining a Parent Material Adverse Effect: any event, circumstance, change or effect that results from (i) changes affecting the economy generally, (ii) the public announcement or pending nature of this Agreement and the transactions contemplated hereunder, or (iii) Parent’s compliance with the terms of this Agreement.

“Parent SEC Filings” means any filings required to be made by Parent, or any of its subsidiaries, pursuant to the requirements of Section 13 or 15(d) of the Exchange Act.

“Parent Stock Per Share Price” means the average closing sale price of one share of Parent Common Stock as reported on the Nasdaq National Market for the thirty (30) consecutive trading days ending on the date that is one (1) trading day immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Permits” means all licenses, permits, authorizations, certificates, franchises, variances, waivers, consents and other approvals from any Governmental Entity relating to the operation of the Business, other than qualifications to do business as a foreign corporation.

“Per Share Closing Cash Consideration” means an amount equal to the quotient of the Closing Cash Consideration divided by the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Per Share Closing Stock Consideration” means such number of shares of Parent Common Stock equal to the quotient of the Closing Stock Consideration divided by the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, rounded to the nearest whole share.

“Per Share Escrow Cash Distribution Amount” means an amount equal to the Escrowed Cash Amount distributed by the Escrow Agent pursuant to the Escrow Agreement divided by the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Per Share Escrow Stock Distribution Amount” means such number of shares of Parent Common Stock equal to the quotient of the Escrowed Shares distributed by the Escrow Agent pursuant to the Escrow Agreement divided by the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

“Personal Property” means all of the machinery, equipment, computer hardware, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventories, supplies, plant, spare parts, and other tangible personal property that is owned or leased by the Company and which are used or held for use in its business or operations as of the Closing Date.

“Pre-Closing Period” means any Taxable period that ends on or before the Closing Date.

“Real Property” means all land, buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges, and appurtenances pertaining or belonging thereto, that are owned or leased by Company and which are used or held for use in its business or operations as of the Closing Date.

“Registration Period” has the meaning set forth in Section 8.03(a)(ii).

“Registration Statement” has the meaning set forth in Section 8.03(a).

“Requisite Regulatory Approvals” has the meaning set forth in Section 9.01(a).

“Section 481 Adjustment” means the net section 481 adjustment (as such term is used in Treasury Regulation Section 1.448-1(g) and 1.481-1 and any similar provision of state or local Tax law) attributable to the change by the Company from the cash method of accounting to the accrual method of accounting for federal (and any applicable state and local) income Tax purposes as required by Section 448 of the Code (or similar provision of state or local Tax law) which will be recognized in a Taxable period ending after the Closing Date.

“Section 481 Liability” means the federal income and any applicable state or local income Tax liability payable as a result of the Section 481 Adjustment, which shall in no event exceed $533,333.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” has the meaning set forth in Section 4.10(b).

“Stock Restriction and Non-Compete Agreement” means the Stock Restriction and Non-Compete Agreement in the form attached as Exhibit D.

“Stockholder Representative” has the meaning set forth in the Preamble.

“Straddle Period” means any Taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Surviving Entity” has the meaning set forth in the Recitals.

“Tax” and “Taxes” means (i) any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, premium, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax by any authority, whether federal, state, local, domestic or foreign, (ii) any liability of the Company for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group whereby liability of the Company for the payment of such amounts was determined or taken into account with reference to the liability of any other Person for any period and (iii) any liability of the Company with respect to the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person.

“Tax Items” has the meaning set forth in Section 4.08(a).

“Tax Proceeding” has the meaning set forth in Section 8.09(d).

“Tax Reporting Documentation” has the meaning set forth in Section 8.10.

“Tax Return” means any report, return, form, declaration or other document or information required to be supplied to any authority in connection with Taxes including any schedules or attachments thereto or any amendment thereof.

“Third Party Claim” means any claim, action, suit, proceeding, investigation or like matter which is asserted or threatened by a party other than the parties to this Agreement, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

“Third Party Intellectual Property Rights” has the meaning set forth in Section 4.10(c).

“to the knowledge of the Company” has the meaning set forth in ARTICLE IV.

“to the knowledge of the Parent” has the meaning set forth in ARTICLE VI.

“Transaction Documents” means this Agreement and all other documents to be executed by any of the parties to this Agreement in connection with the consummation of the transactions contemplated in this Agreement.

“Transfer Taxes” has the meaning set forth in Section 8.09(g).

ARTICLE II
THE MERGER

2.01 The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the California Corporations Code (the “California Code”). Following the Merger, the Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease. The corporate existence of the Company, with all its purposes, rights, privileges, franchise powers and objects shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the laws of the State of California.

2.02 Plan of Merger.  This Agreement shall constitute an agreement of merger for purposes of the California Code.

2.03 Effective Time.  As promptly as practicable, but in no event later than the third business day after all of the conditions set forth in ARTICLE IX shall have been satisfied or waived by the party or parties entitled to the benefit of the same, the Company and Merger Sub shall duly execute and file an agreement of merger in the form attached as Exhibit E (the “Agreement of Merger”) with the Secretary of State of the State of California (the “California Secretary”) in accordance with the California Code. The Merger shall become effective on the date (the “Effective Date” or the “Closing Date”) and at the time (the “Effective Time”) the Agreement of Merger is filed with the California Secretary. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall be held at the offices of Vinson & Elkins L.L.P., Terrace 7, 2801 Via Fortuna, Suite 100, Austin, Texas 78746 or such other location as the parties may mutually agree upon.

2.04 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided herein and as set forth in Section 1107 of the California Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (a) all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, (b) all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation and (c) the Surviving Corporation shall become a wholly owned subsidiary of Parent.

2.05 Conversion of Company Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders, each issued and outstanding share of Company Common Stock shall be canceled and extinguished and automatically convert into the right to receive and be exchangeable for (a) at the Effective Time, the Per Share Closing Cash Consideration; (b) at the Effective Time, the Per Share Closing Stock Consideration, (c) on each date any Escrowed Cash Amounts are distributed from the Escrow Amount, the Per Share Escrow Cash Distribution Amount, and (d) on each date any Escrowed Shares are distributed from the Escrow Amount, the Per Share Escrow Stock Distribution Amount. Each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto.

2.06 Conversion of Merger Sub Stock.  .At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the Company, each share of common stock, without par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted and exchanged for one validly issued, fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation. The stock certificate evidencing shares of common stock of Merger Sub shall then evidence ownership of the outstanding shares of common stock of the Surviving Corporation, and after the Effective Time, Parent shall be the holder of all the issued and outstanding shares of the common stock of the Surviving Corporation.

2.07 Working Capital Determination.

(a) No more than three days prior to the Closing Date, the Company will prepare and deliver to Parent a calculation and statement of its estimated Net Working Capital as of the Closing Date (the “Estimated Statement”). The Company will prepare the Estimated Statement in good faith and all assets, liabilities and other amounts included on the Estimated Statement shall be determined in accordance with GAAP, subject to Parent’s good faith review and reasonable satisfaction. If the Net Working Capital set forth on the Estimated Statement (the “Estimated Net Working Capital”) is less than $1,300,000 (the “Net Working Capital Threshold Amount”), then the Closing Cash Consideration will be reduced by the amount of such deficiency. If the Estimated Net Working Capital is more than the Net Working Capital Threshold Amount, then the Closing Cash Consideration will be increased by the amount of such excess, provided that such amount (the “Holdback Amount”) shall be held back by Parent until such time as the Net Working Capital is finally determined based on the Closing Date Statement pursuant to this Section 2.07.

(b) As soon as practicable but in no event later than 60 days following the Closing Date, Parent will prepare and deliver to the Stockholder Representative a calculation and statement of the Net Working Capital as of the Closing Date (the “Closing Date Statement”). The Parent will prepare the Closing Date Statement in good faith and all assets, liabilities and other amounts included on the Closing Date Statement shall be determined in accordance with GAAP, subject to the Stockholder Representative’s good faith review and reasonable satisfaction. The Stockholder Representative may submit to Parent, not later than 15 days from the receipt of the Closing Date Statement from Parent, a list of any components of the Closing Date Statement with which the Stockholder Representative disagrees, if any (a “Closing Date Dispute Notice”), in which case the disagreement shall be resolved pursuant to the procedures set forth in paragraph (e) below. If the Stockholder Representative does not issue a Closing Date Dispute Notice prior to such date, the Closing Date Statement, as supplied to the Stockholder Representative, shall be deemed to have been accepted and agreed to by the Stockholder Representative, and shall be final and binding on the parties to this Agreement.

(c) If Net Working Capital, as finally determined based upon the Closing Date Statement, is less than the Estimated Net Working Capital then the amount of such deficiency shall be released promptly from the Holdback Amount, if any, and paid to Parent. If the amount of such deficiency owed to Parent is less than the Holdback Amount, the remaining balance of the Holdback Amount shall be distributed to the Company Stockholders, with each Company Stockholder receiving 1/7th of such remaining Holdback Amount. In the event that the Holdback Amount is insufficient to satisfy the amount of such deficiency, the Company Stockholders shall immediately tender to Parent, in cash, an amount equal to such deficiency. Notwithstanding the foregoing, Parent may elect, in its sole discretion, to claim any remaining portion of such shortfall as Damages pursuant to Section 11.01. If Parent so elects, the Stockholder Representative and Parent covenant and agree to jointly instruct the Escrow Agent in writing as soon as reasonably practicable after the final determination of the Net Working Capital to make any disbursement required by this Section 2.07(c).

(d) If the Net Working Capital, as finally determined based upon the Closing Date Statement, is greater than the Estimated Net Working Capital, Parent shall release the Holdback Amount, if any, and the Closing Cash Consideration will be further increased by the amount of such additional excess and Parent shall promptly pay to each Company Stockholder 1/7th of the total of the Holdback Amount plus such additional excess.

(e) In the event a Closing Date Dispute Notice is timely delivered to Parent by the Stockholder Representative, Parent and the Stockholder Representative shall thereafter for a period of up to 30 days negotiate in good faith to resolve any items of dispute. Any items of dispute which are not so resolved shall be submitted to a mutually agreed upon certified public accountant from a nationally recognized firm of public accountants mutually acceptable to Parent and the Stockholder Representative (which accounting firm shall not have been affiliated with or engaged by either party for a period of five years prior to the date of the submission of the dispute), who shall serve as an arbitrator hereunder (the “Arbitrating Accountant”). In connection with the resolution of any dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator. The Arbitrating Accountant so selected shall render a written decision as promptly as practicable, but in no event later than 30 days after submission of the matter to the Arbitrating Accountant. The decision of the Arbitrating Accountant shall be final and binding upon the parties, and judgment may be entered on such decision in a court of competent jurisdiction. To the extent not otherwise provided herein, the commercial arbitration rules of the American Arbitration Association as in effect at the time of any arbitration shall govern such arbitration in all respects. Each party shall bear its fees and expenses with respect to any proceeding under this paragraph, and the fees and expenses of the Arbitrator in connection with the resolution of disputes pursuant to this paragraph shall be paid by the non-prevailing party, who shall be determined by the Arbitrator.

2.08 Escrow.  On or prior to the Closing, the Stockholder Representative, Parent and the Escrow Agent shall enter into the Escrow Agreement. Upon receipt of evidence from the California Secretary of the filing of the Agreement of Merger, Parent shall deposit $630,000 (including all interest, dividends and other income earned thereon other than cash dividends earned on Parent Common Stock) (the “Escrowed Cash Amount”) and such number of shares of Parent Common Stock equal to $630,000 divided by the Parent Stock Price Per Share (the “Escrowed Shares,” and together with the Escrowed Cash Amount, the “Escrow Amount”) with the Escrow Agent and held in escrow for a period of three hundred and sixty-four (364) days from the Closing Date, subject to the provisions of Section 2.07(c) and of ARTICLE XI. The Escrow Amount shall be used solely to satisfy the payment obligations set forth in Section 2.07(c) and Damages, if any, for which the Parent Indemnified Persons are entitled to indemnification pursuant to ARTICLE XI.

2.09 Articles of Incorporation.  Unless otherwise agreed to by the parties prior to the Effective Time, at and after the Effective Time, the Articles of Incorporation of the Company shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided by law and such Articles of Incorporation.

2.10 Bylaws.  Unless otherwise agreed to by the parties prior to the Effective Time, at and after the Effective Time, the Bylaws of the Merger Sub shall be the Bylaws of the Company, until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

2.11 Officers and Directors.  Unless otherwise agreed to by the parties prior to the Effective Time, the officers and directors of Merger Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation immediately after the Effective Time, until thereafter elected as provided by law and the Articles of Incorporation and Bylaws of the Surviving Corporation.

2.12 LLC Sub Merger.  Immediately following the Effective Time, Parent shall cause the Surviving Corporation to merge with and into LLC Sub, with LLC Sub continuing as the surviving entity in such merger as a direct wholly-owned subsidiary of parent, substantially in accordance with the terms of the merger agreement attached hereto as Exhibit F. From and after such merger, LLC Sub shall be the Surviving Entity for purposes of this Agreement. When the LLC Sub Merger occurs, Parent shall own all the membership interests and other equity in LLC Sub, and LLC Sub shall be disregarded as an entity separate from Parent for United States federal and applicable state income tax purposes.

ARTICLE III
PAYMENT OF MERGER CONSIDERATION

3.01 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, Parent shall mail to each Company Stockholder a Letter of Transmittal and instructions for use in surrendering shares of Company Common Stock and receiving Merger Consideration in accordance with Section 2.05. From and after the Effective Time, upon receipt of evidence from the California Secretary of the filing of the Agreement of Merger and upon surrender of Certificates representing all issued and outstanding shares of Company Common Stock to Parent (or affidavits and bonds relating thereto in accordance with Section 3.01(c)), together with a properly completed Letter of Transmittal and a Stock Restriction and Non-Compete Agreement, Parent shall deliver to each Company Stockholder (i) an amount in cash equal to the product of (A) the Per Share Closing Cash Consideration, multiplied by (B) the number of shares of Company Common Stock held by such Company Stockholder immediately prior to the Effective Time, and (ii) such number of shares of Parent Common Stock equal to the product of (A) the Per Share Closing Stock Consideration, multiplied by (B) the number of shares of Company Common Stock held by such Company Stockholder immediately prior to the Effective Time.

(b) After the date of this Agreement, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the date hereof, except in connection with the exercise of vested options prior to the Closing.

(c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, Parent will deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration specified in Section 3.01(a).

3.02 No Assumption of Company Stock Options. No options to purchase Company Common Stock, whether granted under the Company Stock Plan or otherwise, shall be assumed by Parent. Prior to the Closing, the Company shall have effected the termination of the Company Stock Plan and shall have satisfied all requirements under the Company Stock Plan or otherwise to effect such termination, including, but not limited to (i) the giving of any notice and obtaining any consents, amendments or waivers required by the Company Stock Plan or any agreement relating to the Company Options and (ii) entry into option termination agreements with Company Optionholder (the “Option Termination Agreements”), which agreements shall specify the amount to be paid by the Company, immediately prior to the Closing, to each Company Optionholder in consideration for Company Optionholder's entry into an Option Termination Agreement (such amount referred to as the “Option Termination Payments”). Company acknowledges that, immediately after the Effective Time, Parent and the Surviving Corporation shall take any and all actions necessary to cause the cancellation and termination of all Company Options that have not been exercised prior to the Effective Time.

3.03 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by Company Stockholders who have exercised and perfected dissenter rights for such shares of Company Common Stock in accordance with the California Code (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive Merger Consideration. Each such Company Stockholder shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by it in accordance with the California Code, unless and until such Company Stockholder fails to perfect or effectively withdraws or otherwise loses its dissenter rights under the California Code. All Dissenting Shares held by Company Stockholders who shall fail to perfect or who effectively shall waive, withdraw or otherwise lose their right to appraisal of such shares of Company Common Stock under the California Code shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of Merger Consideration, without any interest thereon, upon the surrender, in the manner provided in Section 3.01, of the corresponding Certificate.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the California Code and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the California Code. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

3.04 Withholding.  Each of Parent, Merger Sub, the Company and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable to the Company Stockholders pursuant to this Agreement any amounts required to be deducted and withheld under any provision of federal, foreign, state or local Tax law. If any of Parent, Merger Sub, the Company and the Surviving Entity so withholds amounts and such amount is paid to the applicable taxing authority on such Company Stockholder’s behalf, such amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder from whom such deduction or withholding was made.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and each Company Stockholder represent and warrant to Parent and Merger Sub that the statements contained below are true and correct, except as set forth in the disclosure schedule or any supplemental disclosure letter (the “Company Disclosure Schedule”) delivered by the Company and each Company Stockholder to Parent and Merger Sub, on the date hereof and as of the Effective Date. The disclosures in any section or subsection of the Company Disclosure Schedule shall qualify other sections and subsections in this ARTICLE IV where it should be reasonably apparent that such disclosure relates to other such sections and subsections. When used herein, the term “to the knowledge of the Company” shall mean the actual knowledge of the executive officers of the Company and the Company Stockholders after having conducted a commercially reasonable inquiry.

4.01 Organizational Matters.

(a) Organization, Standing and Power to Conduct Business. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California; has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and is duly qualified and in good standing to do business in each jurisdiction set forth on Schedule 4.01(a) and such jurisdictions are the only jurisdictions in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where failure to be so qualified would not result in a Company Material Adverse Effect.

(b) Charter Documents. The Company has delivered to the Parent true and complete copies of the articles of incorporation and bylaws of the Company, in each case as amended to date and currently in effect (such instruments and documents, the “Charter Documents”). The Company is not in violation of any of the provisions of its Charter Documents.

(c) No Subsidiaries. Except as set forth on Schedule 4.01(c), the Company does not own, hold or have any interest in any capital stock of or other equity interests in, or rights or obligations to acquire capital stock of or other equity interests in, any Person, nor is the Company a general partner of any partnership, a member or manager of any limited liability company or in any similar function with respect to any Person.

(d) Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of the Company.

4.02 Capital Structure.

(a) Capital Stock.

(i) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock.

(ii) At the date hereof, (A) there are 14,000,000 shares of Common Stock outstanding and (B) the Company has no other Outstanding Stock or issued or outstanding shares of capital stock. All of the Outstanding Stock is held beneficially and of record by the Company Stockholders and in the amounts as set forth on Schedule 4.02(a)(ii) free and clear of all Liens. All of such Outstanding Stock has been duly authorized and validly issued and is fully paid, non-assessable and not subject to any preemptive rights.

(iii) No shares of Company Common Stock or other capital stock of the Company are held as treasury stock or are owned by the Company. No shares of Company Common Stock are held of record or beneficially by any Person other than the Company Stockholders. No Person will be entitled to receive a portion of the consideration hereunder, or any other payment or consideration as a result of the transactions contemplated by this Agreement or any other Transaction Document, other than the Company Stockholders.

(b) Other Securities. Except for the Outstanding Shares held by the Company Stockholders and Company Options which will be repurchased prior to the Closing, there are no capital stock or other securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to (i) issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other voting securities of the Company, (ii) issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking or (iii) issue or distribute to holders of any shares of capital stock of the Company any evidences of indebtedness or assets of the Company. The Company is not under any obligation to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution with respect thereto.

(c) No Agreements. There are no agreements, written or oral, between the Company and the Company Stockholders relating to the acquisition (including rights of first refusal or preemptive rights), disposition, registration under the Securities Act, or voting of the capital stock of the Company.

(d) Compliance with Laws. All issued and outstanding shares of capital stock of the Company have been issued in compliance with all applicable securities laws and all other Applicable Laws.

4.03 Authority and Due Execution.

(a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company, and the consummation of the transactions contemplated hereby or thereby, have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company or to consummate the transactions contemplated hereby or thereby.

(b) Due Execution. This Agreement and each other Transaction Document to which the Company is a party have been duly executed and delivered by the Company and, assuming due execution and delivery by the Parent and other parties hereto and thereto, constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.04 Non-Contravention and Consents.

(a) Non-Contravention. The execution and delivery of this Agreement and each other Transaction Document by the Company does not, and the performance of this Agreement and each other Transaction Document by the Company will not, (i) conflict with or violate the Charter Documents of the Company, (ii) conflict with or violate any Applicable Laws or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of the Company or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any Contract.

(b) Contractual Consents. Except as set forth on Schedule 4.04(b), no Consent under any Contract is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by the Company or the consummation of the transactions contemplated hereby or thereby.

(c) Governmental Consents. Other than the filing of the Agreement of Merger, no Consent of any Governmental Entity is required to be obtained or made by the Company in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by the Company or the consummation of the transactions contemplated hereby or thereby.

4.05 Financial Statements.  The Company has delivered to the Parent (a) its unaudited financial statements (consisting of a balance sheet, statement of operations and statement of cash flows) for each of the three-month periods ended March 31, 2005, June 30, 2005, September 30, 2005 and December 31, 2005, (b) its unaudited financial statements (consisting of a balance sheet, statement of operations and statement of cash flows) for the year ended December 31, 2005 and (c) its unaudited financial statements (consisting of a balance sheet, statement of operations and statement of cash flows) for the two-month period ended February 28, 2006 (collectively, the “Financial Statements”). To the knowledge of the Company, except to the extent disclosed on Schedule 4.05, the Financial Statements were prepared in accordance with GAAP (except that the unaudited Financial Statements do not contain all notes required by GAAP and are subject to normal year end adjustments which are not material in amount or significance in the aggregate) consistently applied and in accordance with historic past practices throughout the periods involved and fairly present the financial position, results of operations and cash flows of the Company as of the dates, and for the periods, indicated therein. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to the date of the most recent Financial Statements and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Financial Statements, which, in both cases, are not material to the financial condition or operating results of the Company.

4.06 Indebtedness.  The Company does not have any Indebtedness of any type (whether accrued, absolute, contingent, matured, unmatured or other and whether or not required to be reflected in financial statements prepared in accordance with GAAP) that is not fully reflected on Schedule 4.06. Schedule 4.06 lists each item of Indebtedness identifying the creditor including name and address, the type of instrument under which the Indebtedness is owed and the amount of the Indebtedness as of the business day immediately prior to the date hereof. With respect to each item of Indebtedness, the Company is not in default, no payments are past due, and no circumstance exists that, with notice, the passage of time or both, could constitute a default by the Company under any item of Indebtedness. The Company has not received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn. The consummation of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party will not cause a default, breach or an acceleration, automatic or otherwise, of any conditions, covenants or any other terms of any item of Indebtedness. The Company is not a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other Person.

4.07 Litigation.  There is no claim, action, suit or proceeding, or governmental inquiry or investigation, pending, or to the knowledge of the Company, threatened against the Company, nor to the knowledge of the Company is there any basis for any such claim, action, suit, proceeding, inquiry or investigation. There is no judgment, decree or order against the Company. Schedule 4.07 lists all litigation that the Company has pending or threatened against other parties.

4.08 Taxes.

(a) (i) All Tax Returns which were required to be filed by or with respect to the Company have been duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items (“Tax Items”) required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return is true, correct and complete, (iii) all Taxes owed by the Company which are or have become due have been timely paid in full, (iv) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, (v) all Tax withholding and deposit requirements imposed on or with respect to the Company have been satisfied in full in all respects, (vi) there are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, and (vii) the Company is not liable for any Tax as a transferee or successor.

(b) Schedule 4.08(b) lists all federal, state, local and foreign income Tax Returns filed with respect to the Company for the five (5) taxable years ending prior to the Closing Date, indicates those Tax Returns that have been audited, indicates those Tax Returns that are currently the subject of audit, and indicates those Tax Returns whose audits have been closed.

(c) There is no claim against the Company for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened with respect to any Tax Return of or with respect to the Company, other than those disclosed on Schedule 4.08(c).

(d) Schedule 4.08(d) lists all jurisdictions to which any Tax is properly payable by the Company. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(e) Except as set forth Schedule 4.08(e), there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company.

 (f) There are no Tax allocation, sharing or indemnity agreements or arrangements affecting the Company. No payments are due or will become due by the Company pursuant to any such agreement or arrangement.

(g) Except as set forth on Schedule 4.08(g), none of the property of the Company is held in an arrangement that could be classified as a partnership for Tax purposes, and the Company does not own any interest in any controlled foreign corporation (as defined in section 957 of the Code), passive foreign investment company (as defined in section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of the Company.

(h) None of the property of the Company is subject to a safe-harbor lease (pursuant to section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is “tax-exempt use property” (within the meaning of section 168(h) of the Code) or “tax-exempt bond financed property” (within the meaning of section 168(g)(5) of the Code).

(i) Except for the Section 481 Adjustment which shall not exceed $1,333,333, the Company (or the Surviving Entity as successor to the Company by merger) will not be required to include any amount in income for any taxable period ending after the Closing Date as a result of a change in accounting method for any taxable period beginning on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period. The Surviving Entity, as successor to the Company by merger, will not be required to include in any period ending after the Closing Date any income that accrued in a prior period but was not recognized in any prior period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or the cash method of accounting.

(j) The Company does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise. The Company is not and has never been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income tax purposes.

(k) The Company has not entered into any agreement or arrangement with any Taxing Authority that requires the Company (or any successor by merger) to take any action or to refrain from taking any action. The Company is not a party to any agreement with any Taxing Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

(l) To the extent applicable, the Company has properly and in a timely manner documented its transfer pricing methodology in compliance with Section 6662(e) (and any related sections) of the Code, the Treasury regulations promulgated thereunder and any comparable provisions of state, local, domestic or foreign Tax law.

(m) The Company has not participated, within the meaning of Treasury Regulations Section 1.6011-4(c), in (i) any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder, or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder. The Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).

4.09 Title to Property and Assets.

(a) The Company has good and marketable title to, or valid leasehold interests in, all Personal Property owned, held or used by the Company. Such Personal Property constitutes all Personal Property necessary or useful to conduct the business of the Company as it is presently conducted. None of such Personal Property is owned by any other Person without a valid and enforceable right of the Company to use and possess such Personal Property. None of such Personal Property is subject to any Lien of any nature whatsoever.

(b) The Company does not own any real property, nor has the Company ever owned any real property. Schedule 4.09(b) sets forth a list of all real property currently leased by the Company or otherwise used or occupied by the Company (the “Leased Real Property”), the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental payable under any such lease. The Company has delivered to the Parent true and complete copies of all leases, lease guaranties, subleases or other agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to, the Leased Real Property, including all amendments, terminations and modifications thereof (the “Lease Agreements”). The consummation of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party will not affect the rights of the Company to the continued use and possession of the Leased Real Property. To the knowledge of the Company, the Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted.

(c) Schedule 4.09(c) lists all material items of equipment owned or leased by the Company. Such equipment is adequate for the conduct of the business of the Company as currently conducted and in good operating condition, regularly and property maintained, subject to normal wear and tear.

(d) The Company has sole and exclusive ownership, free and clear of any Liens, or the valid right to use, unrestricted by contract, all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to current and former customers of the Company. No Person other than the Company possesses any licenses, claims or rights with respect to the use of any such customer information owned by the Company.

4.10 Intellectual Property.

(a) The Company owns, is licensed or otherwise possesses legally transferable and enforceable rights to use all Intellectual Property that is necessary for the conduct of, or used in, the business of the Company as presently conducted, and such rights will not be adversely affected by the consummation of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party. The Company has not licensed any of its Intellectual Property, including in source code form, to any party or entered into any exclusive or non-exclusive licenses or agreements relating to any of its Intellectual Property with any party.

(b) Schedule 4.10(b) sets forth a true, correct and complete list of (i) all computer programs (source code or object code) owned by the Company (collectively, the “Owned Software”), and (ii) all computer programs (source code or object code) licensed to the Company by any third party (other than any off-the-shelf computer program that is so licensed under a shrink wrap license) that is material to the business of the Company (collectively, the “Licensed Software” and, together with the Owned Software, the “Software”). The Company has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to sell, license, lease, transfer, use or otherwise exploit, all versions and releases of the Owned Software and all copyrights thereof, free and clear of all Liens. The Company is in actual possession of the source code and object code for each computer program included in the Owned Software. The Company is in actual possession of the object code and user manuals (if any) for each computer program included in the Licensed Software. No person other than the Company has any right or interest of any kind or nature in or with respect to the Owned Software or any portion thereof or any rights to sell, license, lease, transfer, use or otherwise exploit the Owned Software or any portion thereof.

(c) Schedule 4.10(c) sets forth a true and complete list of (i) all patents and patent applications, all registered and unregistered trademarks, tradenames, service marks and copyrights and all maskworks included in the Intellectual Property of the Company, showing the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance or registration has been filed, (ii) all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which any person is authorized to use any Intellectual Property of the Company and (iii) all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, trademarks or copyrights including Licensed Software (collectively, “Third Party Intellectual Property Rights”) that are incorporated in, are or form a part of any product or service offering of the Company, including products or service offerings that are currently under development.

(d) To the knowledge of the Company, there is no, and there never has been any, unauthorized use, disclosure, infringement or misappropriation, or any allegation made thereof, of any Intellectual Property rights of the Company by any third party, including any employee or former employee of the Company. To the knowledge of the Company, there is no, and there never has been any, unauthorized use, disclosure, infringement or misappropriation, or any allegation made thereof, of any Intellectual Property rights of any third party by the Company or by any employee of the Company. There is no, and there never has been any, unauthorized use, disclosure, infringement or misappropriation of any Third Party Intellectual Property Rights by the Company, by any employee of the Company or, to the knowledge of the Company, by any former employee of the Company. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property or Third Party Intellectual Property Rights.

(e) The Company is not or, as a result of the execution, delivery or performance of this Agreement or any other Transaction Document by the Company or the consummation of any transaction contemplated hereby or thereby, will not be in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

(f) All patents, registered trademarks, service marks and copyrights held by the Company are valid and subsisting. The Company (i) has not been sued in any action, suit or proceeding that involves, nor has it otherwise been notified of, an objection or claim of infringement of any of its Intellectual Property or any patents, trademarks, service marks or copyrights or violation of any trade secret or other proprietary right of any third party, (ii) has no knowledge that the manufacturing, marketing, licensing or sale of its products or service offerings infringes, or is claimed to infringe, any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party and (iii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

(g) The Company has secured valid written assignments from all Persons who contributed to the creation or development of the Intellectual Property of the Company of the rights to such contributions that are not already owned by the Company by operation of law.

(h) The Company has taken all commercially reasonable steps to protect and preserve the confidentiality of all Intellectual Property of the Company not otherwise protected by patents, patent applications or copyright (collectively, “Confidential Information”). All use, disclosure or appropriation of Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written agreement between the Company and such third party. All use, disclosure, or appropriation of Confidential Information not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information or is otherwise lawful.

4.11 Accounts Receivable.  Schedule 4.11 sets forth a list of all accounts receivable of the Company as of March 31, 2006, with a range of days elapsed since invoice for each such account receivable, and the aggregate amount of reserves or allowances for doubtful accounts included on such balance sheet. All of such accounts receivable, as well as all accounts receivable arising after the date of the latest balance sheet included in the Financial Statements and prior to the Effective Time (including all accounts receivable identified on the Closing Date Statement), are bona fide, arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and in accordance with historic past practice less any reserves for doubtful accounts and are collectible in the book amounts thereof. No Person has any Lien on any of such accounts receivable, and no request or agreement for deduction or discount has been made with respect to any of such accounts receivable.

4.12 Compliance; Permits.

(a) Compliance. The Company is not in conflict with, or in default or in violation of, any Applicable Laws, which would result in a Company Material Adverse Effect. No investigation or review by any Governmental Entity is pending, or to the knowledge of the Company, has been threatened, against the Company. There is no agreement, commitment, judgment, injunction, order or decree by or with any Governmental Entity binding upon the Company.

(b) Permits. The Company holds, to the extent required by Applicable Law, all Permits for the operation of the business of the Company as presently conducted. Schedule 4.12(b) is a complete list of all such Permits. No suspension or cancellation of any such Permit is pending or, to the knowledge of the Company, threatened, and the Company is in compliance in all material respects with the terms of such Permits.

4.13 Brokers’ and Finders’ Fees.  The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Document to which the Company is a party or any transaction contemplated hereby or thereby.

4.14 Restrictions on Business Activities.  The Company has not entered into any agreement under which the Company is, or the Parent, the Surviving Entity or any of their subsidiaries after the Closing will be, restricted from selling, licensing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of any market.

4.15 Employment Matters.  All employees of the Company are employed through and are co-employees of Administaff. To the knowledge of the Company, no executive, key employee or group of employees has any plan or intention to terminate employment with the Company. Schedule 4.15 contains a true and complete list of all persons employed by the Company, including the respective dates of hire of each, a description of material compensation arrangements (other than employee benefit plans set forth in Schedule 4.16), a list of other terms of any and all material agreements affecting such persons, and whether such person is classified as exempt or non-exempt, whether each such person is actively at work or on inactive or leave status, the reason for such inactive or leave status, the date the inactive or leave status started, and the anticipated date of such person’s return to work from such inactive or leave status. None of the employees of the Company is represented by a labor union, and the Company is not subject to any collective bargaining or similar agreement with respect to any of its employees. There is no labor dispute, strike, work stoppage or other labor trouble (including any organizational drive) against the Company pending or, to the knowledge of the Company, threatened. None of the Company, nor to the knowledge of the Company, any employee or representative of the Company, has committed or engaged in any unfair labor practice in connection with the conduct of the business of the Company, and there is no action, suit, claim, charge or complaint against the Company pending or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of the Company, including charges of unfair labor practices or discrimination complaints.

4.16 Employee Benefit Plans.

(a) Except as set forth on Schedule 4.16, neither the Company nor any ERISA Affiliate has, within the six (6) year period preceding the Closing Date, sponsored, maintained or contributed to any Employee Benefit Plan.

(b) There is no contract, agreement, plan or arrangement with an employee to which the Company or any ERISA Affiliate is a party that, individually or collectively and as a result of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party (whether alone or upon the occurrence of any additional or subsequent events), would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

(c) Except as set forth in Schedule 4.16, neither the execution and delivery of this Agreement or any other Transaction Document to which the Company is a party nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director or employee of the Company, (ii) materially increase any benefits otherwise payable by the Company or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

4.17 Environmental Matters.

(a) The Company is and has at all times been in compliance with all Environmental Laws in all material respects, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been made, given, filed or commenced (or, to the knowledge of the Company, threatened) by any person against the Company alleging any failure to comply with any Environmental Law or seeking contribution towards, or participation in, any remediation of any contamination of any property or thing with Hazardous Materials. The Company has obtained, and is and has at all times been in compliance in all material respects with all of the terms and conditions of, all permits, licenses and other authorizations that are required under any Environmental Law and has at all times complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables that are contained in any applicable Environmental Law.

(b) To the knowledge of the Company, no physical condition exists on or under any property that may have been caused by or impacted by the operations or activities of the Company that could give rise to any investigative, remedial or other obligation under any Environmental Law or that could result in any kind of liability to any third party claiming damage to person or property as a result of such physical condition.

(c) All properties and equipment used in the business of the Company are and have been free of Hazardous Materials, except for batteries, computers and other items normally found in an office.

(d) The Company has provided to the Parent true and complete copies of all internal and external environmental audits and studies in its possession or control relating to the Company and all correspondence on substantial environmental matters relating to the Company.

4.18 Material Contracts.  Schedule 4.18 sets forth a list of all Material Contracts including the name of the parties thereto, the date of each such Material Contract and each amendment thereto. All Material Contracts are in full force and effect. All Material Contracts are valid and enforceable and not in default, no payments or other obligations are past due, and no circumstance exists that, with notice, the passage of time or both, could constitute a default under any Material Contract by the Company or, to the knowledge of the Company, by any other party thereto. The Company has not received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Material Contract that has not been fully remedied and withdrawn. The consummation of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party will not affect the enforceability against any Person of any such Material Contract. The Company has provided the Parent with true and complete copies of all Material Contracts including all amendments, terminations and modifications thereof.

4.19 Insurance.

(a) At all times since the date of incorporation of the Company, the Company has been covered by insurance in scope and amount customary and reasonable for the businesses in which they have been engaged during such period.

(b) Schedule 4.19(b) sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability or workers’ compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured or otherwise the beneficiary of coverage at any time since January 1, 2003: (i) the name, address and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder and the name of each covered insured; (iii) the policy number and the period of coverage; (iv) the scope and amount of coverage (including an indication of whether the coverage was on a claims made, occurrence or other basis and a description of how deductibles and ceilings are calculated and operate); and (v) a description of any retroactive premium adjustments or other loss-sharing arrangements. Each of such insurance policies is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following consummation of the transactions contemplated by this Agreement and any other Transaction Document. Neither the Company, nor to the knowledge of the Company, any other Person, is in breach or default under any such insurance policy (including with respect to the payment of premiums or the giving of notices), and to the knowledge of the Company, no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration, under any such insurance policy. To the knowledge of the Company, no party to any such insurance policy has repudiated any provision thereof.

(c) Schedule 4.19(c) describes any self-insurance arrangements affecting the Company.

4.20 Transactions with Related Parties.  No employee, officer, director or Company Stockholder, nor any member of his or her immediate family, is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. To the knowledge of the Company, none of such Persons has any direct or indirect ownership interest in (a) any Person with which the Company is affiliated or with which the Company has a business relationship or (b) any Person that competes with the Company (other than the ownership of less than five percent (5%) of the outstanding class of publicly traded stock in publicly traded companies that may compete with the Company). Except as set forth on Schedule 4.20, to the knowledge of the Company, no officer, director or stockholder, nor any member of his or her immediate family, is, directly or indirectly, a party to or interested in any Contract with the Company or any of their Affiliates.

4.21 Books and Records.  The minute books of the Company contain complete and accurate records of all meetings and other corporate actions of the stockholders and board of directors (including committees thereof) of the Company. The stock ledger of the Company is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company. True and complete copies of the minute books and the stock ledger of the Company have been made available to the Parent and will be delivered to the Parent at the Closing. The Company maintains and will continue to maintain a standard system of accounting including, but not limited to, complete books and records in written or electronic form.

4.22 Absence of Changes.  Since January 31, 2006, there has not occurred, and to the knowledge of the Company there is not, any Company Material Adverse Effect. Except as set forth on Schedule 4.22, from such date, the Company has conducted its business only in the ordinary course of business consistent with past practices, and the Company has not:

(a) failed to preserve intact the Company’s present business organization and to keep available the services of its present officers, managerial personnel and key employees or independent contractors and preserve its relationships with customers, suppliers and others having business dealings with it; or

(b) failed to maintain its assets in their current condition, except for ordinary wear and tear, or failed to repair, maintain, or replace any of its equipment in accordance with the normal standards of maintenance applicable in the industry; or

(c) amended, terminated, or failed to renew any Material Contract; or

(d) entered into any Contract either involving more than $50,000 or outside the ordinary course of business; or

(e) accelerated, terminated, modified, or canceled, or received notice of such from any other Person, any Contract (or series of related Contracts) to which the Company is a party or by which the Company or its assets are bound; or

(f) granted any license or sublicense of any rights under or with respect to any of its Intellectual Property except in the ordinary course of business; or

(g) made or pledged to make any charitable or other capital contribution; or

(h) adopted or amended any Employee Benefit Plan, or increased in any manner the compensation or benefits of any officer, director, or employee or other personnel (whether employees or independent contractors); or

(i) terminated any employee without prior consultation with the Parent regarding the basis for such termination; or

(j) acquired (including, without limitation, by merger, consolidation, or the acquisition of any equity interest or assets) or sold (whether by merger, consolidation, or the sale of an equity interest or assets), leased, or disposed of any assets except in the ordinary course of business and consistent with past practice or, even if in the ordinary course of business and consistent with past practices, whether in one or more transactions, in no event involving assets having an aggregate fair market value in excess of $25,000; or

(k) mortgaged, pledged, or subjected to any Lien any of its assets; or

(l) changed any of the accounting principles or practices used by it; or

(m) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practices of the Company; or

(n) changed its practices and procedures with respect to the collection of accounts receivable or offered to discount the amount of any account receivable or extended any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) with respect thereto; or

(o) paid any dividend or otherwise made any other distribution to any stockholder to purchase or acquire any shares of capital stock or other securities of the Company; or

(p) incurred any Indebtedness not in the ordinary course of business or, whether or not in the ordinary course of business, incurred any Indebtedness greater than $5,000; or

(q) failed to pay any Indebtedness or any other accounts payable as it became due, or changed its existing practices and procedures for the payment of Indebtedness or other accounts payable; or

(r) incurred or committed to incur any capital expenditures except to the extent necessary to operate the Company’s business and in the ordinary course of business consistent with past practices; or

(s) entered into any Contracts that are performable after the Closing other than Contracts entered into in the ordinary course of business consistent with past practices;

(t) agreed to or made any commitment, orally or in writing, to take any actions prohibited by this Agreement.

4.23 Product Warranties; Services.  Except as set forth in Schedule 4.23, (a) there are no warranties express or implied, written or oral, with respect to the products or services of the Company, and (b) there are no pending or threatened claims with respect to any such warranty, and the Company has no liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

4.24 Customers and Supplier.

(a) Schedule 4.24(a) lists each supplier of goods or services to the Company to whom the Company paid in the aggregate more than $50,000 during the twelve month period ended December 31, 2005 (the “Company Major Suppliers”).

(b) Schedule 4.24(b) lists each customer of the Company from whom the Company received in the aggregate more than $50,000 in collections or accounts receivable during the twelve month period ended December 31, 2005 (the “Company Major Customers”).

(c) The Company is not engaged in any material dispute with any Company Major Supplier or Company Major Customer and, to the knowledge of the Company, no Company Major Supplier or Company Major Customer intends to terminate, limit or reduce its business relations with the Company. To the knowledge of the Company the consummation of the transactions contemplated by this Agreement are not reasonably likely to have an adverse effect on the business relationship of the Company with any Company Major Supplier or Company Major Customer.

4.25 Disclosures.  Neither this Agreement (including any Exhibit or Schedule hereto) nor any other Transaction Document to which the Company is a party nor any report, certificate or instrument furnished to the Parent in connection with the transactions contemplated in this Agreement or any other Transaction Document to which the Company is a party, when read together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. To the knowledge of the Company, there is no information or fact that has or would have a Company Material Adverse Effect that has not been disclosed to the Parent in this Agreement (including the Exhibits and Schedules hereto).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF COMPANY STOCKHOLDERS

Each Company Stockholder, severally with respect to itself and not jointly, represents and warrants to Parent as follows (with the understanding that Parent and the Merger Sub are relying on such representations and warranties in entering into and performing this Agreement):

5.01 Restricted Securities.  Each Company Stockholder understands and acknowledges that the issuance of the shares of Parent Common Stock to the Company Stockholder will not be registered under the Securities Act and that the shares of Parent Common Stock will be issued to the Company Stockholder in a private placement transaction effected in reliance on an exemption from the registration requirements of the Securities Act and in reliance on exemptions from the qualification requirements of applicable state securities laws. The Company Stockholder acknowledges that the shares of Parent Common Stock will be “restricted securities” under federal and state securities laws and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available and unless the Company Stockholder complies with the restrictions set forth in the Stock Restriction and Non-Compete Agreement. The Company Stockholder represents and acknowledges that the Company Stockholder is familiar with Rule 144 of the Securities Act as presently in effect and understands the restrictions and resale limitations imposed thereby and by the Securities Act.

5.02 Authority of the Company Stockholders.  Each Company Stockholder has all necessary capacity, power and authority to execute and deliver this Agreement, to carry out such Company Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby.

5.03 Execution and Delivery by the Company Stockholder.  The execution and delivery of this Agreement by the Company Stockholder, the performance by the Company Stockholder of the Company Stockholder’s obligations hereunder and the consummation by the Company Stockholder of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Company Stockholder. This Agreement has been duly executed and delivered by the Company Stockholder, and constitutes a legal, valid and binding obligation of the Company Stockholder enforceable against the Company Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.04 Ownership of Company Common Stock.  The Company Stockholder owns of record and beneficially, free and clear of all liens, charges, security interests and other encumbrances or adverse claims, the number of shares of Company Common Stock set forth on Schedule 4.02(a)(ii). The Company Stockholder owns no other shares of Company Common Stock and has no interest in, or right of any kind to, any securities of the Company. The Company Stockholder is not a party to any voting trusts, stockholder agreement, proxy, right of first refusal, right of first offer or any other agreement or understanding in effect with respect to the voting or transfer of any such shares of Company Common Stock.

5.05 Investment Intent.  The Company Stockholder will acquire the shares of Parent Common Stock issued in the Merger for the Company Stockholder’s own account for investment and not with a view to, or for resale in connection with, the distribution thereof. The Company Stockholder has no present intention of distributing any portion of such shares of Parent Common Stock (or any interest therein) in violation of applicable securities laws. The Company Stockholder understands that the shares of Parent Common Stock issued to the Company Stockholder will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Company Stockholder’s investment intent as expressed herein.

5.06 Investment Experience and Status.  The Company Stockholder, either has such knowledge or experience in financial and business matters that the Company Stockholder is capable of evaluating the merits and risks of an investment in Parent Common Stock and protecting the Company Stockholder’s own interests in connection with such investment.

5.07 Information.  The Company Stockholder acknowledges that he is sufficiently aware of the Parent’s business affairs and financial condition and has acquired sufficient information about Parent to reach an informed and knowledgeable decision to invest in the Parent Common Stock. The Company Stockholder has relied upon, and is making his investment decision upon, the information made available to the Company Stockholder and other information publicly available about Parent.

5.08 No General Solicitation.  The Company Stockholder is not acquiring the shares of Parent Common Stock as a result of any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

5.09 Professional Advice.  With respect to the tax and other economic considerations involved in acquiring the shares of Parent Common Stock, the Company Stockholder is not relying on Parent or the Company, and the Company Stockholder has carefully considered and has, to the extent the Company Stockholder believes such discussion necessary, discussed with the Company Stockholder’s professional legal, tax, accounting and financial advisors the implications of acquiring the shares of Parent Common Stock for the Company Stockholder’s particular tax, financial and accounting situation.

5.10 Accuracy of Representations.  The representations and warranties of the Company Stockholder contained in this Agreement are true and correct in all respects as of the date of this Agreement and will be true and correct in all respects on and as of the date hereof.

5.11 Accredited Investor Status.  Each Company Stockholder is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

The Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that the statements contained below are true and correct, except as set forth in the disclosure schedule (the “Parent Disclosure Schedule”) delivered by the Parent and Merger Sub to Company, on the date hereof and as of the Effective Date. The disclosures in any section or subsection of the Parent Disclosure Schedule shall qualify other sections and subsections in this ARTICLE VI where it should be reasonably apparent such disclosure relates to other such sections and subsections. When used herein, the term “to the knowledge of the Parent” shall mean the actual knowledge of the executive officers of the Parent after having conducted a commercially reasonable inquiry.

6.01 Organization, Standing and Power.  Each of the Parent and the Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and the State of California, as applicable, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

6.02 Authority.  Each of the Parent and the Merger Sub has all requisite corporate power and authority to enter into this Agreement and any other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the other Transaction Documents to which the Parent or the Merger Sub is a party and the consummation by the Parent or the Merger Sub of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of the Parent and the Merger Sub. The Transaction Documents to which the Parent or the Merger Sub is a party have been, or upon execution and delivery will be, duly executed and delivered and constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Parent or the Merger Sub enforceable against it in accordance with their respective terms.

6.03 Non-Contravention and Consents.

(a) Non-Contravention. The execution and delivery of this Agreement and each other Transaction Document by the Parent and the Merger Sub does not, and the performance of this Agreement and each other Transaction Document by the Parent and the Merger Sub will not, (i) conflict with or violate the Parent’s or the Merger Sub’s Certificate of Incorporation or Articles, respectively, or Bylaws, in each case as amended to date and currently in effect, or (ii) conflict with or violate any Applicable Laws or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of the Parent or the Merger Sub or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Parent’s or the Merger Sub’s assets or properties pursuant to, any obligation to which the Parent or the Merger Sub is a party or by which the Parent or the Merger Sub may be bound.

(b) Contractual Consents. Except for the filing of the Agreement of Merger, no Consent under any agreement to which the Parent or the Merger Sub is a party is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by the Parent or the Merger Sub or the consummation of the transactions contemplated hereby or thereby.

(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by the Parent or the Merger Sub in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by the Parent or the Merger Sub or the consummation of the transactions contemplated hereby or thereby.

6.04 Litigation.  As of the Closing Date, there is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance, or arbitration pending or, to the knowledge of the Parent or the Merger Sub, threatened against the Parent or the Merger Sub relating to the transactions contemplated by this Agreement or any other Transaction Document to which the Parent or the Merger Sub is a party.

6.05 Parent Common Stock.  The Closing Stock Consideration and the Escrowed Shares, when issued in accordance with the terms of this Agreement, shall have been duly authorized and validly issued and fully paid, non-assessable and not subject to any preemptive rights and issued in compliance with all applicable securities laws and all other Applicable Laws.

6.06 Brokers’ and Finders’ Fees.  Except for the fees, expenses and costs of DecisionPoint International, Inc., for which Parent shall be solely responsible, neither the Parent nor the Merger Sub has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Document to which the Parent or the Merger Sub is a party or any transaction contemplated hereby or thereby.

6.07 Financial Statements.  The audited financial statements included in the Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the “Form 10-K”) (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the Securities and Exchange Commission (“SEC”) with respect thereto and (iii) fairly present the consolidated financial position of Parent as of the dates thereof and the income, cash flows and changes in stockholder’s equity for the periods involved.

6.08 SEC Filings.  Parent is subject to, and in full compliance with, the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, and all of its filings with the SEC are true, complete and correct in all material respects.

6.09 Single Member Disregarded Entity.  Parent will maintain LLC Sub as a single member disregarded entity for federal and applicable state income tax purposes, in accordance with the provisions of the Code and comparable applicable state tax provisions, and will make no elections or filings inconsistent with such status.

ARTICLE VII
COVENANTS RELATING TO CONDUCT OF BUSINESS

7.01 Covenants of the Company.  During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, the Company shall carry on its business in the ordinary course consistent with past practice. The Company shall use all reasonable efforts to preserve its business organization, keep available the present services of its employees, continue to make regularly scheduled payments on all of its existing debt and preserve for itself and Parent the goodwill of the customers of the Company and others with whom business relationships exist, including, but not limited to all Material Contracts. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, disclosed in schedules hereto, or consented to in writing by Parent, the Company shall not:

(a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

(b) (i) split, combine or reclassify any shares of its capital stock; or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement, or (ii) repurchase, redeem or otherwise acquire, any shares of the capital stock of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company;

(c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing;

(d) amend its Charter Documents;

(e) make any capital expenditures in excess of $10,000;

(f) enter into any new line of business;

(g) acquire or agree to acquire, by merging or consolidating with, or by purchasing a equity interest in or a portion of the assets of or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets other than in the ordinary course of business;

(h) change its methods of accounting in effect at December 31, 2005, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company’s independent auditors;

(i) except as contemplated hereby or as set forth on Schedule 7.01(i) hereto, enter into, adopt, amend, renew or terminate any Employee Benefit Plan or any agreement, arrangement, plan or policy between the Company and one or more of its current or former directors, officers or employees, or increase in any manner compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), excluding, however, any increase in compensation or benefits for any employees in the ordinary course of business and specifically approved in writing by Parent; or enter into, modify or renew any employment, severance or other agreement with any director, officer or employee of the Company or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement providing for any benefit to any director, officer or employee (whether or not legally binding);

(j) incur any Indebtedness, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity except in the ordinary course of business consistent with past practices of the Company;

(k) sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its assets, properties or other rights or agreements other than in the ordinary course of business;

(l) make any Tax election, or settle or compromise any federal, state, local or foreign Tax liability or file or amend any Tax Return;

(m) pay, discharge or satisfy any claim, liability or obligation other than payments in the ordinary course of business and consistent with past practices of the Company, liabilities incurred in connection with the Merger and the transactions expressly contemplated hereby, or liabilities reflected or reserved against in the Financial Statements, or subsequently incurred in the ordinary course of business and consistent with past practices of the Company;

(n) enter into or renew, amend or terminate, or give notice of a proposed renewal, amendment or termination, or make any commitment with respect to, regardless of whether consistent with past practices, any Material Contract;

(o) waive any material right, whether in equity or at law; or

(p) agree to do any of the foregoing.

7.02 Distribution of Edge Dynamics, Inc. Stock.  Notwithstanding anything set forth in Section 4.22 or Section 7.01 to the contrary, from the date of this Agreement to the Closing Date, the Company may distribute shares of capital stock of Edge Dynamics, Inc. owned by the Company to the Company Stockholders in such amounts as determined by the board of directors of the Company.

7.03 All Necessary Action.  Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction contemplated hereby as soon as practicable. No party shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of such party being untrue in any material respect as if originally made on and as of the Closing Date.

7.04 Notification.  Each party shall promptly give the other party written notice of the existence or occurrence of any condition which would make any representation or warranty herein contained of either party untrue or which might reasonably be expected to prevent the consummation of the transactions contemplated hereby.

ARTICLE VIII
ADDITIONAL AGREEMENTS

8.01 Regulatory Matters.  The parties hereto shall cooperate with each other and use all reasonable efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, Consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company, Parent or Merger Sub, as the case may be, which appear in any filing made with or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, Consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Parent (or Merger Sub as the case may be) and the Company shall promptly furnish each other with copies of written communications received by Parent, Merger Sub or the Company, as the case may be, from or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

8.02 Securities Matters.

(a) Each of the parties hereto acknowledge that the shares of Parent Common Stock to be issued to the Company Stockholders pursuant to this Agreement are intended to be issued pursuant to the “private placement” exemption from registration under Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and agree to fully cooperate with Parent in its efforts to ensure that such shares of Parent Common Stock may be issued pursuant to such private placement exemption.

(b) During the two year period following the Closing Date, Parent shall (i) use its best efforts to make current public information available in accordance with Rule 144(c) under the Securities Act and to maintain the continued listing of its shares of Parent Common Stock for trading on the Nasdaq National Market and (ii) furnish to any Company Stockholder upon written request, (x) a written statement as to its compliance with the requirements of Rule 144(c) and the reporting requirements of the Securities Act and the Exchange Act and (y) a copy of the most recent annual or quarterly report of Parent.

(c) Parent agrees to grant each Company Stockholder certain registration rights as set forth in Section 8.03.

(d) Notwithstanding paragraph (c) above, each Company Stockholder acknowledges and agrees that a certain number of Merger Shares equal to $3,570,000 divided by the Parent Stock Per Share Price and all of the Escrowed Shares equal to $630,000 divided by the Parent Stock Per Share Price (the “Restricted Shares”) received by the Company Stockholders pursuant to this Agreement are subject to restrictions on transfer which limit the right of such Company Stockholder to (A) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock, or (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Parent Common Stock during the period commencing on the Closing and terminating on the Lapse Date (as defined in the Stock Restriction and Non-Compete Agreement). These restrictions on transferability of the Restricted Shares shall survive any change of control of Parent.

8.03 Registration Rights.

(a) Parent shall prepare and, not later than one hundred eighty (180) days from the Closing Date, shall file with the SEC a registration statement (the “Registration Statement”) covering the offer and sale of the Merger Shares, and any securities issued in respect thereof upon any stock split, stock dividend, recapitalization or similar event, on Form S-3 or such other applicable registration form. Parent shall use its Commercially Reasonable Efforts to cause the Registration Statement to be declared effective under the Securities Act within sixty (60) days from the date the Registration Statement is filed with the SEC. Parent shall use Commercially Reasonable Efforts to cause the Merger Shares to be listed on Nasdaq National Market.

(i) Notwithstanding any provision of this Section 8.03 to the contrary, if the Parent shall furnish to the Company Stockholders a certificate signed by the president or chief executive officer of the Parent stating that in the good faith judgment of the board of directors of the Parent it would be seriously detrimental to the Parent and its stockholders (including the Company Stockholders) for such Registration Statement to be filed, the Parent shall have the right to defer the filing of the Registration Statement for so long as reasonably necessary, but no later than two hundred and fifty five (255) days from the Closing Date.

(ii) Parent shall prepare and file with the SEC such amendments and supplements to such Registration Statement and any prospectus contained therein and any amendment or supplement thereto used in connection with the Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all of the Merger Shares and shall use its Commercially Reasonable Efforts to keep such Registration Statement continuously effective until the earlier of such time as (i) all Merger Shares have been sold under the Registration Statement or (ii) all Merger Shares may be immediately sold without registration, and without restriction as to the number of securities to be sold, pursuant to Rule 144 of the Securities Act (such period being called the “Registration Period”).

(iii) Parent shall use its Commercially Reasonable Efforts to register and qualify the Merger Shares for offer and sale under such securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Company Stockholders; provided that Parent shall not be required in connection with such registration and qualification or as a condition to such registration and qualification (i) to qualify to do business or to file a general consent to service of process in any such states or jurisdictions or (ii) to subject itself to taxation in any jurisdiction.

(b) Parent shall furnish to the Company Stockholders, prior to the filing thereof with the SEC, a copy of any Registration Statement, and each amendment thereof and each amendment or supplement, if any, to the prospectus included therein and provide the Company Stockholders an opportunity to make comments thereto. The Company Stockholders, collectively, may retain counsel, at Parent’s expense in an amount not to exceed $2,500, in connection with these registration rights.

(c) Parent shall ensure that:

(i) any Registration Statement and any amendment thereto and any prospectus contained therein and any amendment or supplement thereto complies in all material respects with the Securities Act;

(ii) any Registration Statement and any amendment thereto does not when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and

(iii) any prospectus forming part of any Registration Statement, including any amendment or supplement to such Prospectus, when filed does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Parent shall furnish to each Company Stockholder such number of conformed copies of the Registration Statement and of each amendment and supplement thereto (in each case including all exhibits and documents incorporated by reference), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any prospectus supplement) and any other prospectus filed under Rule 424 promulgated under the Securities Act relating to such Company Stockholder’s Merger Shares included in the Registration Statement.

(e) Parent shall promptly notify each Company Stockholder:

(i) when the Registration Statement or any prospectus used in connection therewith, or any amendment or supplement thereto, has been filed and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective;

(ii) of any request by the SEC for amendments or supplements to the Registration Statement or prospectus included therein or for supplemental information;

(iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose;

(iv) of the receipt by Parent of any notification with respect to the suspension of the qualification of the Merger Shares for sale under the applicable securities or blue sky laws of any jurisdiction; and

(v) of the happening of any event that requires the making of any changes in the Registration Statement or the prospectus.

(f) Upon receipt of any notice under Section 8.03(e)(v) above, each Company Stockholder will forthwith discontinue such Company Stockholder’s disposition of Merger Shares pursuant to the Registration Statement until such Company Stockholder receives copies of a supplemented or amended prospectus from Parent and, if so directed by Parent, shall deliver to Parent (at Parent’s expense) all copies, other than permanent file copies, then in such Company Stockholder’s possession of the prospectus relating to such Registration Statement current at the time of receipt of such notice.

(g) Parent shall use Commercially Reasonable Efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of the Merger Shares for sale in any jurisdiction at the earliest possible time.

(h) Parent may require any Company Stockholder to, and each such Company Stockholder, shall, furnish Parent with such information regarding such Company Stockholder and the distribution of the Merger Shares as Parent may from time to time reasonably request in writing and to otherwise cooperate in connection with such registration. At any time during the effectiveness of the Registration Statement, if such Company Stockholder becomes aware of any change materially affecting the accuracy of the information contained in such Registration Statement or the prospectus (as then amended or supplemented) relating to such Company Stockholder, including but not limited to the sale or disposition of all Merger Shares owned by each such Company Stockholder, he or it will promptly notify Parent of such change.

(i) All expenses, including any underwriting discounts, incurred in effecting the registration under the Registration Statement and the offer and sale of the Merger Shares shall be borne by Parent; provided however that the Company Stockholders and Parent must consent prior to the engagement of any underwriter in connection with these registration rights. All selling commissions and stock transfer taxes relating to the Merger Shares shall be borne by the Company Stockholders pro rata on the basis of the number of shares of Merger Shares registered on their behalf.

(j) Parent shall, to the full extent permitted by law, indemnify and hold harmless Company Stockholder against any expenses, claims, losses, damages or liabilities to which Company Stockholder may become subject under the Securities Act or otherwise, insofar as such expenses, claims, losses, damages or liabilities or actions in respect thereof arise out of or are based upon any untrue statement of any material fact contained in the Registration Statement, final prospectus, preliminary prospectus, or prospectus supplement contained therein or filed with the SEC, or any amendment or supplement thereto, or any omission to state therein a material fact required to be stated therein or. necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided, that Parent shall not be liable in any such case to the extent that any such loss (or actions in respect thereof) arises out of or is based upon an untrue statement or omission made in any such Registration Statement, final prospectus, amendment or supplement in reliance upon and in conformity with information furnished in writing to Parent by Company Stockholder and stated to be specifically for use therein.

(k) Each Company Stockholder shall, to the full extent permitted by law, indemnify and hold harmless Parent, its directors, officers, employees, agents and each other person, if any, who controls Parent within the meaning of the Securities Act, against any expenses, claims, losses, damages or liabilities to which Parent or any such director, officer, employee, agent or controlling person may become subject under the Securities Act or otherwise, insofar as such expenses, claims, losses, damages or liabilities arise out of or are based upon any untrue statement of any material fact contained in the Registration Statement, final prospectus or prospectus supplement contained therein or filed with the SEC, or any amendment or supplement thereto, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, if such untrue statement or omission was made in reliance upon and in conformity with written information furnished to Parent by such Company Stockholder specifically stating that it is for use in the preparation of such Registration Statement, final prospectus, amendment or supplement; provided, however, that the obligation to provide indemnification pursuant to this Section 8.03(k) shall be several among such indemnifying parties on the basis of the number of shares of Parent Common Stock of each such indemnifying party included in the Registration Statement, and shall not exceed the value as of the date hereof of the shares of Merger Shares received by such Company Stockholder pursuant to this Agreement. The foregoing indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Parent or any such director, officer, employee, agent or controlling person and shall survive the transfer of such securities by such Company Stockholder. Each Company Stockholder shall also indemnify each other stockholder of Parent who participates in the offering or sale under the Registration Statement, their officers, directors, employees, agents and each other person, if any, who controls any such participating person within the meaning of the Securities Act to the same extent as provided above with respect to Parent.

(l) Promptly after receipt by any party of notice of the commencement of any action or proceeding involving a claim referred to in Section 8.03(j) or Section 8.03(k), such party shall, if a claim in respect thereof is to be made against another party pursuant to such paragraphs, give written notice to the latter of the commencement of such action, provided that any failure of any person to give notice as provided therein shall not relieve any other person of its obligations under Section 8.03(j) or Section 8.03(k), as the case may be, except to the extent that such other person is actually prejudiced by such failure. In case any such action is brought, the party obligated to indemnify pursuant to Section 8.03(j) or Section 8.03(k), as the case may be, shall be entitled to participate in and, unless, in the reasonable judgment of counsel to any indemnified party, a conflict of interest between such indemnified party and any indemnifying party exists with respect to such claim, to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation; provided that the indemnified party may participate in such defense at the indemnified party’s expense. Without the consent of the indemnified party, no indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to each indemnified party of a release from all liability in respect to such claim or litigation. No indemnifying party shall be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld.

(m) If the indemnity and reimbursement obligation provided for in Section 8.03(j) or Section 8.03(k) is unavailable or insufficient to hold harmless a party entitled to indemnification hereunder in respect of any expenses, claims, losses, damages or liabilities (or actions with respect thereto) referred to therein, the party obligated to indemnify hereunder shall contribute to the amount paid or payable by the indemnified party as a result of such expenses, claims, losses, damages or liabilities (or actions) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with statements or omissions which resulted in such expenses, claims, losses, damages or liabilities as well as any other relevant equitable considerations. Relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were-to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. No person guilty of fraudulent misrepresentation within the meaning of the Securities Act shall be entitled to contribution from any person not guilty of such fraudulent misrepresentation.

(n) Company Stockholder acknowledges and agrees that its sole and exclusive remedy for any material breach by the Parent of the obligations under Section 8.03(a) shall be the establishment of a Lapse Date (as defined in the Stock Restriction and Non-Compete Agreement) pursuant to Section 1.1 of the Stock Restriction and Non-Compete Agreement and the Company Stockholder hereby waives any and all other claims and damages for any such breach of Section 8.03(a).

8.04 Stockholder Approval.

(a) Immediately upon signing this Agreement, and in accordance with applicable law and the Company’s Charter Documents, the Company shall solicit written consents from the Company Stockholders to obtain their approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. The Company shall ensure that all written consents are solicited and obtained from the Company Stockholders in compliance with applicable law and the Company’s Charter Documents. The Company agrees to use all reasonable efforts to take all action necessary or advisable to secure the necessary votes required by applicable law and the Company’s Charter Documents to effect the Merger.

(b) Each Company Stockholder acknowledges and agrees that by signing this Agreement, such Company Stockholder has voted all of its shares of Company Common Stock in favor of the approval and adoption of this Agreement, the Merger and all aspects of the transactions contemplated hereby, that such approval is irrevocable and cannot be rescinded, such Company Stockholder has waived any dissenter’s rights under the California Code and that such Company Stockholder irrevocably agrees that such Company Stockholder will vote or cause to be voted (in person or by proxy) all its shares of Company Common Stock at any meeting in which such matters are considered and subject to a vote in favor of any such other matters that come before such meeting concerning the Agreement, the Merger and the transactions contemplated thereby.

8.05 Access to Information; Confidentiality.

(a) Subject to Section 8.05(b), the Company shall afford to Parent, and shall cause its independent accountants to afford to Parent and Parent’s accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to all of the Company’s assets, properties, books, Material Contracts and records, and the Company shall permit Parent and its representatives to make abstracts from and copies of such books and records. During such period, the Company shall use its reasonable best efforts to furnish promptly to Parent all other information concerning the business, properties and personnel of the Company as Parent may reasonably request.

(b) No party (or its representatives, agents, counsel, accountants or investment bankers) hereto shall disclose to any third party, other than either party’s representatives, agents, counsel, accountants, bankers or investment bankers, and in the case of the Company, the Company Optionholders, any confidential or proprietary information about the business, assets or operations of the other parties to this Agreement or the transactions contemplated hereby, except as contemplated hereby and as may be required by applicable law. The parties hereto agree that the remedy at law for any breach of the requirements of this subsection will be inadequate and that any breach would cause such immediate and permanent damage as would be impossible to ascertain, and, therefore, the parties hereto agree and consent that in the event of any breach of this subsection, in addition to any and all other legal and equitable remedies available for such breach, including a recovery of damages, the non-breaching parties shall be entitled to obtain preliminary or permanent injunctive relief without the necessity of proving actual damage by reason of such breach and, to the extent permissible under applicable law, a temporary restraining order may be granted immediately on commencement of such action. For purposes of this Section 8.05, confidential information shall not include information generally available to the public regarding this Agreement or the transactions contemplated hereby.

8.06 No Solicitation of Transactions.  Neither the Company, nor its directors, officers, employees, stockholders, representatives, agents and advisors nor other persons controlled by the Company shall solicit or hold discussions or negotiations with, or assist or provide any information to, any person, entity or group (other than Parent, Merger Sub and their Affiliates and representatives) concerning (a) any merger, consolidation, business combination, share exchange, or other similar transaction involving the Company; (b) any sale, lease, exchange, mortgage, pledge, license transfer or other disposition of any shares of Company Common Stock or significant assets of the Company; or (c) the issuance of any new shares of capital stock of the Company or any options, warrants or other rights to acquire shares of capital stock of the Company. The Company will promptly communicate to Parent, Merger Sub and their Affiliates and representatives the terms of any proposal, discussion, negotiation or inquiry relating to a merger or disposition of a significant portion of its capital stock or assets or similar transaction involving the Company and the identity of the party making such proposal or inquiry, which it may receive with respect to any such transaction.

8.07 Legal Conditions to Merger.  Each of Parent, Merger Sub and the Company shall use all reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in ARTICLE IX hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any Consent, authorization, order or approval of or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Parent, Merger Sub or the Company in connection with the Merger and the other transactions contemplated by this Agreement.

8.08 Disclosure Supplements.  Prior to the Effective Time, each party will supplement or amend the applicable Disclosure Schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedule shall have any effect for the purposes of determining satisfaction of the conditions set forth in Section 9.02(b) hereof or the compliance by the Company with the covenants set forth in Section 7.01 hereof (unless Parent consents in writing to such satisfaction of conditions or compliance or elects to waive such matter by closing the transactions contemplated hereby) or for the purposes of determining satisfaction of the conditions set forth in Section 9.03(a) hereof (unless the Company consents to such satisfaction of conditions or elects to waive such matter by closing the transactions contemplated hereby).

8.09 Tax Matters.

(a) Pre-Closing Tax Returns. The Stockholder Representative shall prepare or cause to be prepared all Tax Returns for the Company for all Taxable periods ending on or prior to the Closing Date which are required to be filed after the Closing Date. Not less than 60 days prior to the due date for filing any such Tax Return, the Stockholder Representative shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to Parent for its review. Parent may submit to the Stockholder Representative, not later than 15 days from the receipt of such Tax Return, a list of any components of such Tax Return with which the Parent disagrees. In the event a notice of dispute is timely delivered to the Stockholder Representative by Parent, Parent and the Stockholder Representative shall thereafter for a period of 15 days negotiate in good faith to resolve any items of dispute. Any items of dispute which are not so resolved shall be submitted for resolution to an Arbitrating Accountant in accordance with the procedures set forth in Section 2.07. The Arbitrating Accountant shall not alter any position taken by the Stockholder Representative on such Tax Return if, in the determination of the Arbitrating Accountant, such position would not subject Parent, the Surviving Corporation, the Surviving Entity or any officer, director, or employee thereof or any Tax Return preparer, to a material risk of penalty. Parent will cause such Tax Return (as finally resolved pursuant to any dispute procedures) to be timely filed and will provide a copy to the Stockholder Representative. Not less than five days prior to the due date for payment of Taxes with respect to any such Tax Return, the Company Stockholders shall pay to Parent the amount of any Parent Indemnified Taxes with respect to such Tax Return.

(b) Straddle Period Tax Returns. With respect to any Tax Return covering a Straddle Period that is filed after the Closing Date with respect to the Company, the Parent shall cause such Tax Return to be prepared. Not later than 30 days prior to the due date of each such Tax Return, the Parent shall deliver a copy of such Tax Return to the Stockholder Representative together with a statement of the amount of Parent Indemnified Taxes with respect to such Tax Return. Not later than five days prior to the due date for payment of Taxes with respect to any such Tax Return, the Company Stockholders shall pay to the Parent the amount of any Parent Indemnified Taxes with respect to such Tax Return.

(c) Proration of Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the period ending on and including the Closing Date shall be:

(i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Taxable period of the Company ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period ending after the Closing Date in proportion to the number of days in each period; and

(ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets of the Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(d) Tax Proceedings. The Parent and the Stockholder Representative shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Stockholder Representative further agrees, upon request, to use Commercially Reasonable Efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Parent or the Company (including, but not limited to, with respect to the transactions contemplated hereby).

(e) Amended Tax Returns. Without the written consent of the Stockholder Representative, which will not be unreasonably withheld, Parent shall not file any amended Tax Return that includes the Company for any Taxable period ending on or prior to the Closing Date if such amendment would have the effect of materially increasing the amount of Parent Indemnified Taxes for which the Company Stockholders are liable to indemnify the Parent Indemnified Persons.

(f) Pre-Closing Tax Refunds. Any refund of Tax of the Company received by Parent after the Closing Date which is attributable to a Taxable Period ending on or prior to the Closing Date other than a refund of Tax which (i) was included as an asset or a contra-liability in Net Working Capital, as finally determined, or (ii) results from a carry back of any Tax attribute from a Taxable period ending after the Closing Date, net of any costs or expenses incurred after the Closing Date in procuring such refund, shall be paid to the Stockholder Representative for the benefit of the Company Stockholders within five (5) business days after receipt by Parent of such refund.

(g) Transfer Taxes. The Company Stockholders shall be responsible for the payment of all state and local transfer, sales, use, stamp, registration or other similar Taxes (the “Transfer Taxes”) resulting from the transactions contemplated by this Agreement or any other Transaction Document.

8.10 Tax Reporting Documentation.  Each Company Stockholder hereby agrees to provide Parent and the Escrow Agent with a certified tax identification number by furnishing an appropriate Form W-9 (or Form W-8, in the case of a non-U.S. person) and other forms and documents that Parent or the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”). Each Company Stockholder understands that if such Tax Reporting Documentation is not provided, Parent or the Escrow Agent, as applicable, may be required by the Code, as amended and as it may be amended from time to time, to withhold a portion of any payment of Merger Consideration or interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to the terms of the Escrow Agreement.

8.11 Company Employees.  Parent will offer employment by the Parent as of and following the Closing Date to each person listed on Schedule 4.15 (the “Continuing Employees”) at a base rate of compensation (net of any bonuses, sales commissions and other such additional compensation) (the “Base Rate”) not less than that Base Rate paid to such Continuing Employee as indicated on Schedule 4.15. It shall be a condition to the employment of such Continuing Employees with the Parent that such Continuing Employee execute a Confidentiality and Intellectual Property Assignment Agreement.

8.12 Employee Benefit Plans.  From and after the Effective Time, all Continuing Employees shall continue in their existing benefit plans until such time as, in Parent’s sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent for its and its affiliate’s employees in the United States, except that the Company Stock Plan shall be terminated as of the business day immediately preceding the Closing Date. Parent shall take as promptly as reasonably practical after the Closing Date, and with respect to the health and welfare benefits programs no later than 90 days after the Closing Date, and to the extent permitted by Parent’s benefit programs, such reasonable actions as are necessary to allow eligible Continuing Employees to participate in the health, welfare and other benefits programs of Parent or alternative benefits programs that, in the aggregate, are substantially equivalent to those applicable to employees of Parent in similar functions and positions on similar terms. Pending such action, Parent shall maintain the effectiveness of the Company’s benefit plans, except as otherwise provided herein.

8.13 Stock Restriction and Non-Compete Agreement.  As additional consideration for Parent, and as a material inducement for Parent and Merger Sub to enter into this Agreement and to consummate the Merger, each Company Stockholder shall enter into a Stock Restriction and Non-Compete Agreement with Parent, on or before the Closing Date, pursuant to which each such person shall agree to certain matters, including, but not limited to noncompetition, nonsolicitation and no-hire provisions as mutually agreed to between Parent and such Company Stockholder or other person.

8.14 Publicity.  Parent, Merger Sub, the Company and the Stockholder Representative agree that, except as otherwise required by law, they (a) will make no public comment concerning or announcement regarding the Merger and (b) institute procedures to restrict knowledge of the proposed transaction to those who need to know. In addition, the parties acknowledge that Parent, as a publicly held company, is subject to certain disclosure requirements under federal securities laws. Accordingly, Parent reserves the right to disclose the Merger, including financial information regarding the Company and the status of negotiations, at any time it decides that such disclosure is appropriate under the securities laws or the rules of any stock exchange, provided, however, that Parent shall provide the Company and its counsel a reasonable time to review and comment upon such disclosure. Except as otherwise required by law or the rules of the Nasdaq National Market and notwithstanding anything in this Agreement to the contrary, so long as this Agreement is in effect, none of Parent, Merger Sub or the Company shall, or shall permit any of their subsidiaries, if applicable, to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party.

8.15 Indemnification.  Parent agrees that it will, after the Effective Time, provide to those individuals who have served as directors or officers of the Company indemnification equivalent to that provided by the Articles of Incorporation and Bylaws of the Company with respect to matters occurring prior to the Effective Time, for a period of six years from the Effective Time (or, in the case of matters occurring before the Effective Time which have not been resolved prior to the sixth anniversary, until such matters are finally resolved); provided that the amount of such indemnification shall not exceed the maximum amounts payable to such directors or officers of the Company under the Company’s directors and officers insurance policy in effect immediately prior to the Effective Time. To the extent permitted by law, Parent will advance expenses in connection with the foregoing indemnification. In the event Parent or any of its successors or assigns (a) consolidates with or merges into any other person and Parent shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets or any person, then and in each such case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 8.15.

8.16 Insurance.  Following the Closing, Parent shall use Commercially Reasonable Efforts to cause each Continuing Employee to be covered by Parent’s errors and omissions insurance policy.

8.17 GAAP Financial Statements.  As soon as practicable but in no event later than 90 days following the Closing Date, the Stockholder Representative will prepare and deliver to Parent (a) the unaudited balance sheet of the Company as of the Closing Date (“Closing Date Balance Sheet”) and (b) the unaudited financial statements of the Company (consisting of a balance sheet, statement of operations and statement of cash flows) for the three-month period ended March 31, 2006 (“Q1 2006 Financial Statements,” along with the Closing Date Balance Sheet, the “Post-Closing Financial Statements”). To the extent any of the Post-Closing Financial Statements are not prepared in accordance with GAAP (except that such Post-Closing Financial Statements may not contain all notes required by GAAP and may be subject to normal year end adjustments which are not material in amount or significance in the aggregate) consistently applied and in accordance with historic past practices throughout the periods involved and fairly present the financial position, results of operations and cash flows of the Company as of the dates, and for the periods, indicated therein, such deviations from GAAP shall be set forth in GAAP presentation in a schedule attached to such Post-Closing Financial Statement.

ARTICLE IX
CONDITIONS PRECEDENT

9.01 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Regulatory Approvals. All necessary approvals, authorizations and consents of all Governmental Entities required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect and no proceeding initiated by any Governmental Entity seeking an injunction shall be pending. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger, or any of the other transactions contemplated by this Agreement.

9.02 Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Parent or Merger Sub, at or prior to the Effective Time, of the following conditions:

(a) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the Company Stockholders in accordance with the California Code and the Company’s Articles of Incorporation and Bylaws.

(b) Representations and Warranties. The representations and warranties of the Company and the Company Stockholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Company Material Adverse Effect” in which case such representations and warranties shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date). Parent shall receive at Closing a certificate signed on behalf of the Company by an authorized officer to the foregoing effect.

(c) Performance of Obligations of the Company. The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall receive at Closing a certificate signed on behalf of the Company by an authorized officer to such effect.

(d) Consents Under Agreements. The consent, approval, waiver or amendment of each person (other than the Governmental Entities) set forth on Schedule 9.02(d) hereto shall have been obtained and shall be reasonably satisfactory to Parent.

(e) Stock Restriction and Non-Compete Agreements. Each of the Company Stockholders shall have executed and delivered to Parent a Stock Restriction and Non-Compete Agreement.

(f) Confidentiality and Intellectual Property Assignment Agreement. Each Continuing Employee shall have executed and delivered to Parent a Confidentiality and Intellectual Property Assignment Agreement.

(g) Non-Foreign Status. Each Company Stockholder shall have provided to Parent a certificate of non-foreign status which meets the requirements of Treasury Regulation section 1.1445-2(b)(2).

(h) Resignations. The Company shall have received written letters of resignation from each of the current members of the board of directors of the Company, and each officer of the Company shall resign from such office, effective at the Effective Time.

(i) Termination of the Company’s Agreements. Parent shall have been furnished evidence satisfactory to it that all rights granted by the Company to Company Stockholders and in effect prior to the Closing, including, but not limited to, rights of co-sale, voting, registration, first refusal, first offer, preemptive, board observation or information or operational covenants, shall have been terminated or shall terminate as of the Effective Time.

(j) Termination of the Company Stock Plan. Parent shall have been furnished evidence satisfactory to it that the Company has effected the termination of the Company Stock Plan and has satisfied all requirements under the Company Stock Plan or otherwise to effect such termination, including, but not limited to (i) the giving of any notice and obtaining any consents, amendments or waivers required by the Company Stock Plan or any agreement relating to the Company Options and (ii) entry into the Option Termination Agreements.

(k) Opinion of Counsel for Company. The Parent and Merger Sub shall have received an Opinion of Counsel of the Company in substantially the form attached as Exhibit G or otherwise in form and substance reasonably acceptable to the parties.

(l) Escrow Agreement. The Parent, Merger Sub, Stockholder Representative and the Escrow Agent shall each have executed and delivered the Escrow Agreement.

(m) No Material Adverse Changes. During the period between the execution of this Agreement and the Closing Date, there shall not have been any Company Material Adverse Effect and no fact or condition specific to the Company shall exist which has had or would reasonably be expected to cause such a Company Material Adverse Effect after the Closing.

9.03 Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Parent Material Adverse Effect” in which case such representations and warranties shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date). The Company shall receive at Closing a certificate signed on behalf of Parent by an authorized officer to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have each performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall receive at Closing a certificate signed on behalf of Parent and Merger Sub by an authorized officer of each company to such effect.

(c) Opinion of Counsel for the Parent and Merger Sub. The Company shall have received an opinion of counsel of Parent and Merger Sub in form and substance reasonably acceptable to the parties.

(d) Escrow Agreement. The Company, Parent, Merger Sub, Stockholder Representative and the Escrow Agent shall each have executed and delivered the Escrow Agreement.

(e) No Material Adverse Changes. During the period between the execution of this Agreement and the Closing Date, there shall not have been any Parent Material Adverse Effect and no fact or condition specific to the Parent shall exist which has had or would reasonably be expected to cause such a Parent Material Adverse Effect after the Closing.

ARTICLE X
TERMINATION AND AMENDMENT

10.01 Termination.  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by mutual consent of Parent and the Company in a written instrument, if the board of directors of each so determines by a vote of a majority of the members of its entire Board;

(b) by either Parent or the Company (provided, however, that the right to terminate this Agreement under this clause shall not be available to any party whose breach or failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur) if there shall have been any material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, or any of the representations and warranties of such party shall cease to be materially true and correct, such that the provisions of Sections 9.02(b) and 9.02(c) or Sections 9.03(a) and 9.03(b), as the case may be, would not be satisfied and such breach has not been cured within ten days after notice thereof to the breaching party; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(c) by either Parent or the Company if the Closing shall not have occurred by June 30, 2006; provided, however, such date may be increased by an additional 30 days at the request of the Parent if the Closing is delayed solely because any Requisite Regulatory Approval has not been obtained and Parent is diligently undertaking such efforts required to obtain the same; provided, further, that the right to terminate this Agreement under this Section 10.01(c) shall not be available to any party whose actions or failure to act has been a primary cause of, or resulted in, the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

10.02 Effect of Termination.  In the event of termination of this Agreement by either Parent or the Company as provided in Section 10.01, this Agreement shall forthwith become void and have no effect, except that Section 8.05(b) shall survive any termination of this Agreement for a period of two years following such termination, and there shall be no further obligation on the part of Parent, Merger Sub, the Company, or their respective officers or directors or the Company Stockholders except for the obligations under such provisions. Notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its intentional breach of any provision of this Agreement.

10.03 Expenses.  Regardless of whether the transactions contemplated by this Agreement close, each party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

10.04 Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.05 Extension; Waiver.  Any agreement on the part of a party hereto to (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver shall nor operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XI
INDEMNIFICATION

11.01 Agreement to Indemnify.  Following the Closing and subject to the limitations set forth herein,

(a) the Company Stockholders shall severally (in an amount equal to 1/7th of any such Damages per Company Stockholder) indemnify and agree to defend and hold harmless Parent and the Surviving Entity (and their respective Affiliates, officers, directors, employees, representatives and agents) (“Parent Indemnified Persons” and, singularly, a “Parent Indemnified Person”) against and in respect of any and all Damages, by reason of or otherwise arising out of:

(i) Parent Indemnified Taxes;

(ii) any amount Parent is entitled to claim as Damages calculated in accordance with Section 2.07(c);

(iii) any claim by an employee or former employee of the Company, or any other person or entity, based upon (A) such employee’s or former employee’s employment with the Company prior to the Effective Time, (B) the termination of employment of current or former employees of the Company pursuant to this Agreement or otherwise prior to the Effective Time, or (C) any severance arrangements or payments or any benefit, salary, bonus, commission or other compensation payments made or required to be made in connection with such terminations prior to the Effective Time;

(iv) any claim by a Company Stockholder or former stockholder of the Company, or any other person or entity, against the Company or any of its Affiliates, officers, directors, employees or agents, based upon any rights of a stockholder (other than the right of Company Stockholders to receive Merger Consideration pursuant to this Agreement), including dissenter rights under the applicable provisions of the California Code, any option, preemptive rights or rights to notice or to vote;

(v) a breach of a representation, warranty or covenant contained in this Agreement made by the Company; or

(vi) a breach of a representation, warranty or covenant contained in this Agreement made by such Company Stockholder.

provided, that, the Parent Indemnified Persons will not be entitled to indemnification pursuant to this Section 11.01(a) unless the aggregate amount of all Damages for which indemnification is sought by the Parent Indemnified Persons exceeds $85,000 (the “Parent Indemnification Basket”), in which case the Parent Indemnified Persons will be entitled to indemnification for the full amount of such Damages; provided, further, that the Parent Indemnification Basket shall not apply to any claim for indemnification based on items (i), (ii), (iii), (iv) and (vi) above or any claim for indemnification under item (v) above to the extent such claim relates to a breach of representation, warranty or covenant under Section 4.06, Section 4.08, Section 4.09, Section 4.11 or Section 4.18 due to uncollectability of accounts receivable.

(b) Parent shall indemnify and agrees to defend and hold harmless the Company Stockholders (and their respective affiliates, representatives and agents) against and in respect of any and all Damages by reason of or otherwise arising out of:

(i) a breach by Parent or Merger Sub of any representation, warranty or covenant contained in this Agreement; or

(ii) any claim of false or misleading information relating to Parent included in Parent SEC Filings provided, that, the Company Stockholders will not be entitled to indemnification pursuant to this Section 11.01(b) unless the aggregate amount of all Damages for which indemnification is sought by the Company Stockholders exceeds $85,000, in which case the Company Stockholders will be entitled to indemnification for the full amount of such Damages.

11.02 Survival of Indemnity.  The representations and warranties and indemnification obligations of the Company and each Indemnifying Party pursuant to Section 11.01 shall survive the Closing for a period of 24 months, except for Damages arising out of a breach of any of the representations or warranties in either Section 4.08, Section 4.09 or Section 4.17, which shall survive for a period equal to the applicable statute of limitations on any claim relating thereto, and any claims for indemnification in accordance with this ARTICLE XI with respect to any representation or warranty must be made (and will be null and void unless made) prior to the end of the applicable survival period. Upon expiration of such periods, no Indemnifying Party shall have any liability for Damages under such indemnification obligations unless it has received written notice from an Indemnified Party claiming indemnification prior to the expiration of the applicable period as required.

11.03 Additional Provisions.

(a) Limitations on Indemnified Amounts of the Company Stockholders. In no event shall the aggregate indemnity obligations of the Company Stockholders exceed an amount equal to the Merger Consideration, nor shall the aggregate indemnity obligations of any Company Stockholder exceed the amount of Merger Consideration that may be payable to such Company Stockholder (including such Company Stockholder’s applicable percentage interest in the Escrow Amount). The liability of the Company Stockholders for indemnification under this ARTICLE XI by reason of or arising out of any breach by the Company of any representation, warranty or covenant shall not be modified, waived or diminished by any examination or investigation conducted by Parent of the books, records or operations of the Company.

(b) Limitations on Indemnified Amounts of Parent. In no event shall the Parent’s aggregate indemnity obligations exceed an amount equal to the Merger Consideration. The liability of Parent for indemnification under this ARTICLE XI by reason of or arising out of any breach by Parent or Merger Sub of any representation, warranty or covenant shall not be modified, waived or diminished by any examination or investigation conducted by the Company of the books, records or operations of Parent or Merger Sub.

(c) Satisfaction of Indemnification Obligations. Parent and Merger Sub agree that all Damages shall be satisfied as follows:

(i) First with the Escrow Amount, until the aggregate amount of unresolved indemnification claims made for the benefit of the Parent Indemnified Persons exceeds the value of the Escrow Amount; and

(ii) Second, the Parent Indemnified Persons shall be free to pursue Damages directly against the Company Stockholders severally (in an amount equal to 1/7th of any such Damages per Company Stockholder) subject to the maximum potential indemnification obligation of the Company Stockholders as provided in Section 11.03(a).

(d) No Limitation in Event of Fraud. Notwithstanding any other provision hereof, nothing in this ARTICLE XI (including the provisions of paragraphs (a), (b) or (c) of this Section 11.03) or otherwise shall limit, in any manner, any remedy at law or equity, to which any party may be entitled as a result of fraud by any Indemnifying Party or its employees, officers or directors or a violation of the federal securities laws.

(e) Exclusivity of Remedy; Survival of Covenants. Following the Closing, except in respect of claims based upon fraud or violation of the federal securities laws and any indemnification accorded by the Stock Restriction and Non-Compete Agreement, the indemnification accorded by this Section 11.03 shall be the sole and exclusive remedy of the parties indemnified under this ARTICLE XI in respect of any misrepresentation or inaccuracy in, or breach of, any representation or warranty or any breach or failure in performance of any covenant or agreement made in this Agreement or in any document or certificate delivered pursuant hereto. Notwithstanding the foregoing, in the event of any breach or failure in performance after the Closing of any covenant or agreement, a non-breaching party shall also be entitled to seek specific performance, injunctive or other equitable relief. The covenants of any party shall terminate according to the terms of such covenant and the expiration of the applicable statutes of limitations.

(f) Subrogation. Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this ARTICLE XI, an Indemnifying Party shall be subrogated, to the extent of such payment, to any rights that the Indemnified Party may have against any other persons with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall take such actions as the Indemnifying Party may reasonably require to perfect such subrogation or to pursue such rights against such other persons as the Indemnified Party may have.

11.04 Claim Notice; Definitions; Third Party Claim Procedures.

(a) Claim Notice. An Indemnified Party shall give each Indemnifying Party from whom indemnification is sought prompt written notice (a “Claim Notice”) of any claim, demand, action, suit, proceeding or discovery of fact upon which the Indemnified Party intends to base the claim for indemnification under this ARTICLE XI, which shall contain (i) a description and the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this ARTICLE XI for such Damages, and (iii) a demand for payment, provided, however, that no failure to give such Claim Notice shall excuse any Indemnifying Party from any obligation hereunder except to the extent the Indemnifying Party is materially and actually prejudiced by such failure. Parent, Merger Sub, the Company and the Stockholder’s Representative agree that the procedures set forth in the Escrow Agreement with respect to Claim Notices and responses thereto shall govern all claims made against the Escrow Amount.

(b) Procedure. The Indemnified Party may, upon reasonable notice, tender the exclusive defense of a Third Party Claim (subject to the provisions of this Section 11.04(b)) to the Indemnifying Party. If (i) the defense of a Third Party Claim is so tendered and within thirty (30) days thereafter such tender is accepted without qualification (or reservation of rights) by the Indemnifying Party; or (ii) within 30 days after the date on which written notice of a Third Party Claim has been given pursuant to this Section 11.04(b), the Indemnifying Party shall acknowledge in writing to the Indemnified Party and without qualification (or reservation of rights) its indemnification obligations as provided in this ARTICLE XI; then, except as hereinafter provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided. The Indemnifying Party shall lose its right to defend and settle the Third Party Claim if it shall fail to diligently contest, defend, litigate and settle the Third Party Claim as provided herein. So long as the Indemnifying Party has not lost its right to defend, litigate and settle and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the right, upon receiving the prior written approval of the Indemnified Party (which shall not be unreasonably withheld unless such settlement does not fulfill the conditions set forth in the following sentence and which shall be deemed automatically given if a response has not been received within the 30 day period following receipt of the proposed settlement by the Indemnified Party), to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable. Notwithstanding anything to the contrary herein contained, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party or Indemnifying Party (as the case may be) that is not controlling the defense and or settlement of the Third Party Claim (the “Non-Control Party”) shall be required by an Indemnifying Party or Indemnified Party controlling the litigation to (and no such party shall) (x) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Non-Control Party of a release from all liability in respect of such claim or litigation, (y) enter into any settlement that attributes by its terms liability to the Non-Control Party or which may otherwise have an adverse effect on the Indemnified Party’s business, or (z) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice. All expenses (including attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this ARTICLE XI shall relieve it of such obligations to the extent they exist. If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume, the defense of a Third Party Claim pursuant to this ARTICLE XI, or if, in accordance with the foregoing, the Indemnifying Party does not have the right or shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least 20 days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this Section 11.04(b), the Indemnified Party so contests, defends, litigates or settles a Third Party Claim, for which it is entitled to indemnification hereunder as provided herein, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys’ fees and other expenses. The Indemnified Party or the Indemnifying Party, as the case may be, shall furnish such information in reasonable detail as it may have with respect to a Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) to the other party if such other party is assuming defense of such claim, and make available all records and other similar materials which are reasonably required in the defense of such Third Party Claim and shall otherwise cooperate with and assist the defending party in the defense of such Third Party Claim.

11.05 Indemnification Under the Escrow Agreement. In addition to the parties obligations set forth in this ARTICLE XI above, any amounts payable under Section 10.5 of the Escrow Agreement shall be borne one-half (1/2) by Parent and one-half (1/2) by the Company Stockholders.

ARTICLE XII
STOCKHOLDER REPRESENTATIVE

12.01 Appointment of Stockholder Representative. The initial Stockholder Representative shall be Timothy Robinson (the “Stockholder Representative”). The Stockholder Representative shall be the attorney-in-fact and agent of Company Stockholders with respect to the matters set forth in this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the Stockholder Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Company Stockholder shall otherwise exist against the Stockholder Representative. The foregoing power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of any of the Company Stockholders.

12.02 Authority.  By executing this Agreement, each Company Stockholder grants the Stockholder Representative full power and authority:

(a) to execute and deliver, on behalf of such Company Stockholder, and to accept delivery of, on behalf of such Company Stockholder, such documents as may be deemed by the Stockholder Representative, in his sole discretion, to be appropriate to consummate this Agreement;

(b) to (i) dispute or refrain from disputing, on behalf of such Company Stockholder, any claim made by Parent or the Surviving Entity under this Agreement; (ii) negotiate and compromise, on behalf of such Company Stockholder, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under this Agreement, and (iii) execute, on behalf of such Company Stockholder, any settlement agreement, release or other document with respect to such dispute or remedy;

(c) to give or agree to, on behalf of such Company Stockholder, any and all consents, waivers, amendments or modifications, deemed by the Stockholder Representative, in his sole discretion, to be necessary or appropriate, under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;

(d) to enforce, on behalf of such Company Stockholder, any claim against Parent, Merger Sub or the Surviving Entity arising under this Agreement; and

(e) to give such instructions and to take such action or refrain from taking such action, on behalf of such Company Stockholders, as the Stockholder Representative deems, in his sole discretion, necessary or appropriate to carry out the provisions of this Agreement.

12.03 Reliance.  Each Company Stockholder agrees that: (a) in all matters in which action by the Stockholder Representative is required or permitted, the Stockholder Representative is authorized to act on behalf of such Company Stockholder, notwithstanding any dispute or disagreement among Company Stockholders or between any Company Stockholder and the Stockholder Representative, and Parent, Merger Sub and the Surviving Entity shall be entitled to rely on any and all action taken by the Stockholder Representative, under this Agreement without any liability to, or obligation to inquire of, any of the Company Stockholders notwithstanding any knowledge on the part of the Parent of any such dispute or disagreement; (b) the power and authority of the Stockholder Representative, as described in this Agreement, shall be effective until all rights and obligations of Company Stockholders under this Agreement have terminated, expired or been fully performed; and (c) if the Stockholder Representative resigns or otherwise ceases to function in his or her capacity as such for any reason whatsoever, a majority of the Company Stockholders shall have the right, exercisable upon written notice delivered to Purchaser to appoint another individual to serve as a new Stockholder Representative to fill the vacancy caused by the circumstance described above.

12.04 Indemnification of Parent, Merger Sub and Their Affiliates.  Company Stockholders shall severally indemnify the Parent Indemnified Persons against, and agree to hold the Parent Indemnified Person harmless from, any and all Damages incurred or suffered by any Parent Indemnified Person arising out of, with respect to or incident to the operation of, or any breach of any covenant or agreement pursuant to, this ARTICLE XII by a Company Stockholder or a Stockholder Representative, or the designation, appointment and actions of the Stockholder Representative pursuant to the provisions hereof, including with respect to (a) actions taken by the Stockholder Representative, and (b) reliance in good faith by any Parent Indemnified Person on, and actions in good faith taken by any Parent Indemnified Person in response to or in reliance on, the instructions of, notice given by or any other action taken by the Stockholder Representative.

12.05 Indemnification of Stockholder Representative.  Each Company Stockholder shall severally indemnify and hold any Person serving as the Stockholder Representative harmless from and against any Damages (except as result from such Person’s bad faith, gross negligence or willful misconduct) that such Person may suffer or incur in connection with any action taken by such Person as the Stockholder Representative. Each Company Stockholder shall bear its pro-rata portion of such Damages. No Person serving as Stockholder Representative shall be liable to any Company Stockholder with respect to any action or omission taken or omitted to be taken by the Stockholder Representative pursuant to this ARTICLE XII, except for such Person’s gross negligence or willful misconduct. No Stockholder Representative shall be responsible in any manner whatsoever for any failure or inability of Parent or Merger Sub, or of anyone else, to honor any of the provisions of this Agreement. The Stockholder Representative shall be fully protected by Company Stockholders in acting on and relying upon any written notice, direction, request, waiver, notice, consent, receipt or other paper or document which they in good faith believe to be genuine and to have been signed or presented by the proper party or parties. The Stockholder Representative shall not be liable to the Company Stockholders for any error of judgment, or any act done or step taken or omitted by any of them in good faith or for any mistake in fact or law, or for anything which any of them may do or refrain from doing in connection herewith, except for their own bad faith, willful misconduct or gross negligence. The Stockholder Representative may seek the advice of legal counsel, engage experts or otherwise incur reasonable expenses in the event of any dispute or question as to the construction of any of the provisions of this Agreement or their duties hereunder, and they shall incur no liability to Company Stockholders with respect to any action taken, omitted or suffered by them in good faith in accordance with the opinion of such counsel or experts. The Company Stockholders shall severally hold the Stockholder Representative harmless from and against any and all such expenses, and, in addition to any and all other remedies available, the Stockholder Representative shall have the right to set-off against any amounts due to the Company Stockholders.

ARTICLE XIII
GENERAL PROVISIONS

13.01 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, via electronic mail (with confirmation from recipient) or telecopied (with confirmation from recipient) provided that a copy of all electronic communications and telecopies is sent by one of the other delivery methods set forth in this Section 13.01 within one day of being sent electronically or telecopied, three (3) days after mailed by registered or certified mail (return receipt requested) or on the day delivered by an express courier (with confirmation from recipient) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Perficient, Inc.
1120 South Capital of Texas Highway
Building 3, Suite 200
Austin, Texas 78746
Attn: John T. McDonald, Chief Executive Officer
Phone:	(512) 531-6000
Facsimile:	(512) 531-6011
Email:	Jack.McDonald@Perficient.com

with a copy to:

Vinson & Elkins L.L.P.
The Terrace 7
801 Via Fortuna, Suite 100
Austin, Texas 78746
Attn: J. Nixon Fox III, Esq.
Phone:	(512) 542-8427
Facsimile:	(512) 236-3216
Email:	nfox@velaw.com

(b)	if to the Company, to:

Bay Street Solutions, Inc.
90 New Montgomery Street, 2nd Floor
San Francisco, California 94105
Attn: Chief Executive Officer
Phone:	(888) 826-2255
Facsimile:	(415) 723-7710
Email:	TRobinson@BayStreetSolutions.com

with a copy to:

Coblentz, Patch, Duffy & Bass LLP
One Ferry Building
Suite 200
San Francisco, California 94111
Attn: Paul Escobosa, Esq.
Phone:	(415) 391-4800
Facsimile:	(415) 989-1663
Email:	pe@cpdb.com

(c)	if to the Stockholder Representative, to:

Timothy Robinson
2020 Canyon Crest Avenue
San Ramon, California 94582
Phone:	(925) 735-0738
Facsimile:	(415) 772-5750
Email:	TRobinson@BayStreetSolutions.com

with a copy to:

Coblentz, Patch, Duffy & Bass LLP
One Ferry Building
Suite 200
San Francisco, California 94111
Attn: Paul Escobosa, Esq.
Phone:	(415) 391-4800
Facsimile:	(415) 989-1663
Email:	pe@cpdb.com

(d)    if to a Company Stockholder, to such Company’s Stockholder’s address as shown on the signature page of this Agreement, with a copy to:

Coblentz, Patch, Duffy & Bass LLP
One Ferry Building
Suite 200
San Francisco, California 94111
Attn: Paul Escobosa, Esq.
Phone:	(415) 391-4800
Facsimile:	(415) 989-1663
Email:	pe@cpdb.com

13.02 Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

13.03 Counterparts and Facsimile Execution.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party.

13.04 Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

13.05 Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles thereof, except to the extent the California Code is required to govern the merger.

13.06 Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Sections 8.05(b) or 8.06 of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Sections 8.05(b) or 8.06 of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any court located in (a) the city of Austin in the State of Texas if the party seeking to enforce the terms thereof is the Company, the Company Stockholders or the Stockholder Representative, or (b) the city of San Francisco in the State of California if the party seeking to enforce the terms thereof is the Parent or Merger Sub, this being in addition to any other remedy to which they are entitled at law or in equity.

13.07 Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is deemed to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

13.08 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

13.09 Amendment.  This Agreement may be amended with respect to any of the terms contained herein only by written agreement, signed by each of the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first above written.

PARENT:

Perficient, Inc.

By:	/s/ John T. McDonald
Name:	John T. McDonald
Title:	Chief Executive Officer

MERGER SUB:
PFT MergeCo, Inc.

By:	/s/ John T. McDonald
Name:	John T. McDonald
Title:	Chief Executive Officer

COMPANY:
Bay Street Solutions, Inc.

By:	/s/ Timothy Robinson
Name:	Timothy Robinson
Title:	President

STOCKHOLDER REPRESENTATIVE

/s/ Timothy Robinson
Name:	Timothy Robinson

Signature Page to
Agreement and Plan of Merger

COMPANY STOCKHOLDERS

By:	Alfred Arnaud
Name:	Alfred Arnaud
Address:

By:	Alex Bly
Name:	Alex Bly
Address:

By:	Jason Halpern
Name:	Jason Halpern
Address:

By:	Chris Heineken
Name:	Chris Heineken
Address:

By:	Eric Loftsgaarden
Name:	Eric Loftsgaarden
Address:

By:	Kevin McNulty
Name:	Kevin McNulty
Address:

By:	Timothy Robinson
Name:	Timothy Robinson
Address: